Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of August 1, 2018

by and among

FOCUS BRANDS INC.,

JAY MERGER SUB INC.

and

JAMBA, INC.

i

Exhibits

Exhibit A	-	Certain Definitions and Index of Defined Terms

Exhibit B	-	Offer Conditions

Exhibit C	-	Certificate of Incorporation of the Surviving Corporation

Exhibit D	-	Form of Stock Award Cancellation and Release Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER dated as of August 1, 2018 (this “Agreement”), by and among Focus Brands Inc., a Delaware corporation (“Parent”), Jay Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Jamba, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the board of directors of each of Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, adopted this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, in furtherance of such acquisition, Parent will cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of Company Common Stock (each, a “Share” and, collectively, the “Shares”) at a price per Share equal to $13.00 (such amount, or any higher amount per Share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, without interest and subject to any required Tax withholding, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”), in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and each issued and outstanding Share, other than any Excluded Share, Accepted Share or Appraisal Share, will thereupon be converted into the right to receive cash in an amount equal to the Offer Price, without interest and subject to any required Tax withholding;

WHEREAS, the board of directors of the Company (the “Company Board”) has adopted resolutions (i) determining that this Agreement, including the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (ii) electing that this Agreement and the Transactions be expressly governed by Section 251(h) of the DGCL, (iii) adopting and approving this Agreement, declaring the advisability of this Agreement and approving the Transactions, including the Offer and the Merger, in accordance with the requirements of the DGCL, (iv) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, and (v) recommending that the holders of Company Common Stock accept the Offer and tender their Shares pursuant to the Offer (such recommendation, the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub have entered into an agreement with Engaged Capital, LLC and certain of its affiliates (“Engaged Capital”) pursuant to which, among other things, Engaged Capital has, subject to the conditions in such agreement, irrevocably agreed to tender the Shares beneficially owned by such Person in the Offer (as the same may be amended from time to time pursuant to its terms, the “Engaged Support Agreement”) and an agreement with an affiliate of Indus Capital Partners, LLC (“Indus”) pursuant to which, among other things, Indus has, subject to the conditions in such agreement, irrevocably agreed to tender the Shares beneficially owned by such Person in the Offer (as the same may be amended from time to time pursuant to its terms, the “Indus Support Agreement” and, together with the Engaged Support Agreement, the “Support Agreements”); and

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1
THE OFFER AND THE MERGER

Section 1.1                                    The Offer.

(a)                                 Commencement of the Offer.  Provided that this Agreement shall not have been terminated in accordance with Article 8, as promptly as practicable but in no event later than ten (10) Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Shares at a price per Share equal to the Offer Price in cash, without interest and subject to any required Tax withholding.

(b)                                 Terms and Conditions of the Offer.  The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer are subject to the terms and conditions of this Agreement, including the satisfaction of the Minimum Tender Condition, the Termination Condition and the satisfaction or waiver of the other conditions set forth in Exhibit B (the Minimum Tender Condition, the Termination Condition and the other conditions set forth in Exhibit B are referred to collectively as the “Offer Conditions”).  Merger Sub expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition or (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Company, neither Parent nor Merger Sub shall (A) reduce the Offer Price, (B) waive, amend or modify the Minimum Tender Condition or the Termination Condition, (C) impose conditions or requirements to the Offer in addition to the Offer Conditions or amend, modify or supplement any Offer Condition in a manner adverse to the holders of the Shares, (D) except as otherwise provided in Section 1.1, extend or otherwise amend or modify the Expiration Time of the Offer, (E) terminate the Offer other than in accordance with this Agreement, (F) change the form of consideration payable in the Offer, (G) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act, or (H) decrease the number of Shares sought to be purchased in the Offer.  If, between the date of this Agreement and the Expiration Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, divisions, or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted.

(c)                                  Expiration and Extension of the Offer.  The initial expiration time of the Offer shall be one minute following 11:59 p.m., New York City time on the date that is twenty (20) Business Days following the commencement of the Offer, determined in accordance with Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act, unless otherwise agreed to in writing by Parent and the Company (such time or subsequent date and time to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Time”).  Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Article 8, Merger Sub:  (x) shall, and Parent shall cause Merger Sub to, extend the Offer from time to time:  (1) for any period required by any applicable Law or any interpretation or position of the SEC applicable to the Offer, (2) for periods of up to ten (10) Business Days per extension until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated; and (3) at the request of the Company, if as of any then scheduled Expiration Time any Offer Condition (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer and which such conditions are capable of being satisfied upon the expiration of the Offer) is not satisfied and has not been waived by Parent or Merger Sub, for periods of up to ten (10) Business Days per extension to permit such Offer Condition to be satisfied and (y) may extend the Offer from time to time, in its sole discretion (and without the consent of the Company or any other Person), if, as of any then scheduled Expiration Time, any Offer Condition (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer and which such conditions are capable of being satisfied upon the expiration of the Offer) is not satisfied and has not been waived by Parent or Merger Sub, for periods of up to ten (10) Business Days per extension to permit such Offer Condition to be satisfied; provided, however, that in no event shall Merger Sub be required or permitted (without the prior written consent of the Company) to extend the Offer to a date later than the Outside Date.

(d)                                 Termination of the Offer.  Except in connection with a valid termination of this Agreement pursuant to Article 8, and subject to its obligations to extend the Offer in accordance with Section 1.1(c), Merger Sub shall not terminate or withdraw the Offer prior to any scheduled Expiration Time without the prior written consent of the Company.  In the event that this Agreement is terminated pursuant to Article 8, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and, in any event, within two (2) Business Days of such termination), irrevocably and unconditionally terminate the Offer.  If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(e)                                  Acceptance.  On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub or the Surviving Corporation, as applicable, shall (and Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to) (i) immediately after (and, in any event, no later than the first (1st) Business Day after) the Expiration Time irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) as promptly as practicable after the Offer Acceptance Time (and in any event within three (3) Business Days) pay for such Shares.

(f)                                   Offer Documents.  On the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall:  (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares.  Parent and Merger Sub shall cause the Offer Documents (x) to comply in all material respects with the Exchange Act and other applicable Laws and, (y) on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company in writing specifically for inclusion in the Offer Documents.  The Company shall promptly furnish Parent and Merger Sub with all information concerning the Company and its stockholders required by the Exchange Act or other applicable Law to be set forth in the Offer Documents and all other information concerning the Company and its stockholders as reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents and, unless previously validly withdrawn in accordance with Section 6.1(b), shall allow Parent and Merger Sub to include the Company Board Recommendation in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it or on its behalf specifically for inclusion in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Laws.  The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the holders of Shares.  Parent and Merger Sub shall provide the Company and its counsel in writing with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company prompt telephonic notice of any material discussions with the SEC staff), shall provide the Company and its counsel a reasonable opportunity to review and comment upon the proposed response to any such comments, and shall provide to the Company and its counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff.

(g)                                  Funds.  Without limiting the generality of Section 9.9, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.  On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.  Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective controlled Affiliates shall, tender any Shares held by them into the Offer.

(h)                                 Guaranteed Delivery. For purposes of this Agreement and the Offer, unless mutually agreed by Parent and the Company, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are “received” (as defined by Section 251(h) of the DGCL) by Merger Sub or by an agent of Merger Sub.

Section 1.2                                    Company Actions.

(a)                                 The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”). The Company agrees that no Shares held by the Company or any of the Company Subsidiaries (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b)                                 On the date the Offer Documents are filed with the SEC, as soon as reasonably practicable following the filing of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities Laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that shall (i) contain the Company Board Recommendation (subject to the Company Board Recommendation not having been withdrawn or modified in accordance with Section 6.1(b)), (ii) attach the fairness opinion of the Company Financial Advisor described in Section 3.27 and (iii) contain and constitute the notice to holders of Company Common Stock of the availability of appraisal rights in connection with the Merger required to be delivered to such holders by Section 262(d) of the DGCL.  The Company shall set the record date for the holders of Company Common Stock to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to such holders to the extent required by Section 262(d) of the DGCL.  The Company shall cause the Schedule 14D-9 (i) to comply in all material respects with the Exchange Act and other applicable Laws and, (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion in the Schedule 14D-9.  Parent and Merger Sub shall promptly furnish the Company with all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9, and all other information concerning Parent and Merger Sub as reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Laws.  Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the holders of Shares.  The Company shall provide Parent and Merger Sub and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent prompt telephonic notice of any material discussions with the SEC staff), shall provide Parent and Merger Sub and their counsel with a reasonable opportunity to review and comment upon the proposed response to any such comments, and shall provide to Parent and Merger Sub and their counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff.  Notwithstanding the foregoing, the obligations of the Company in the preceding two sentences of this Section 1.2(b) shall not apply from and after the time the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.1.

(c)                                  In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub or its designated agent (x) promptly (and in any event no later than five (5) Business Days after the date of this Agreement) and (y) from time to time thereafter as requested by Parent, with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of shares of Company Common Stock as of the most recent practicable date, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Merger Sub may reasonably request in communicating the Offer to the holders of Shares.  The date of the list of stockholders used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date”.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall, until the consummation of the Offer, hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession.

Section 1.3                                    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, Merger

Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4                                    Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL.

Section 1.5                                    Closing.  The closing of the Merger (the “Closing”) shall take place as soon as practicable after (but on the same date as) the consummation (as defined in Section 251(h)(6) of the DGCL) of the Offer, except if the condition set forth in Section 7.1 shall not be satisfied or waived by such date, in which case on no later than the first Business Day on which Section 7.1 is satisfied or waived, at the offices of DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, California 94303, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

Section 1.6                                    Consummation of the Merger.  As soon as practicable on the Closing Date, the parties hereto shall (a) cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and (b) take all other necessary or appropriate actions to cause the Merger to be effected under Section 251(h) of the DGCL without the adoption of this Agreement by the stockholders of the Company.  The Merger shall be governed by Section 251(h) of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).

Section 1.7                                    Organizational Documents; Directors and Officers.  The certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety at the Effective Time to read as set forth on Exhibit C, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.  The Company shall take all necessary action such that the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (except that all references in the bylaws of Merger Sub to its name, registered office and registered agent shall instead refer to the name, registered office and registered agent, respectively, of the Company) until thereafter amended as provided therein and under the DGCL.  The Company shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time shall be the only directors of the Surviving Corporation immediately after the Effective Time, each such director to hold office until the earlier of his or her resignation or removal or his or her successor is duly elected and qualifies.  The officers of the Company immediately prior to the Effective Time shall remain in office as the officers of the

Surviving Corporation immediately following the Effective Time, each such officer to hold office until the earlier of his or her resignation or removal.

ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1                                    Conversion of Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each issued and outstanding share of Merger Sub capital stock shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2                                    Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares:

(a)                                 Subject to Section 2.2(c), each Share issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares, Accepted Shares or Appraisal Shares) shall be converted automatically into the right to receive an amount in cash equal to the Offer Price without interest thereon (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Laws.  As of the Effective Time, all such Shares shall no longer be outstanding and shall cease to exist, and each holder of such a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Shares in accordance with Section 2.3, without interest.

(b)                                 Each Share (i) held in the treasury of the Company immediately prior to the Effective Time or owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the commencement of the Offer (the “Excluded Shares”) or (ii) irrevocably accepted for purchase in the Offer (the “Accepted Shares”), in either case shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)                                  If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, divisions, or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

Section 2.3                                    Exchange of Certificates.

(a)                                 Paying Agent.  Prior to the Offer Acceptance Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), which shall provide for the payment of the aggregate Offer Price to the holders of Shares entitled thereto in accordance with Section 1.1(e) and the payment of the aggregate Merger Consideration to the holders of Shares entitled thereto in accordance with Section 2.2.  Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Paying Agent at or prior to the Effective Time, for the benefit of the holders of Shares outstanding immediately prior to the Effective Time, for payment by the Paying Agent in accordance with this Article 2, the cash necessary to pay for the Shares (the “Payment Fund”); provided, that no such deposits shall be necessary in respect of Excluded Shares or Appraisal Shares.  The Payment Fund shall not be used for any other purpose.  Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Paying Agent and the Depository Trust Company (the “DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., New York City time, on the Closing Date, then the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of Shares (excluding the Excluded Shares or Appraisal Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Merger Consideration (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., New York City time, on the Closing Date, then the Paying Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(b)                                 Exchange Procedures.  As soon as reasonably practicable after the Effective Time but in any event not later than five (5) Business Days thereafter, Parent shall cause the Paying Agent to mail to each holder of record, as of immediately prior to the Effective Time, of a certificate or certificates representing outstanding Shares (the “Certificates”) or of uncertificated Shares in book-entry form only (“Uncertificated Shares”), in each case which Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2 (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or Uncertificated Shares, as applicable, to the Paying Agent and shall be in such form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to Uncertificated Shares) as Parent may reasonably specify, (ii) include any other information required pursuant to any applicable Law, and (iii) instructions for use in surrendering the Certificates or Uncertificated Shares, as applicable, in exchange for the Merger Consideration.  Each holder of record of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon surrender of a Certificate for cancellation to the Paying Agent, or receipt of an “agent’s message” by the Paying Agent in the case of Uncertificated Shares, in either case together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent.  Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Uncertificated Share so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of record of such Certificate or Uncertificated Shares or establish to the satisfaction of Parent that such tax has been paid or is not applicable.  Subject to Section 2.5 and other than with respect to Excluded Shares, each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the Merger Consideration into which the Shares shall have been converted pursuant to Section 2.2.  No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article 2.

(c)                                  No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender for exchange of Certificates and Uncertificated Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or Uncertificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Uncertificated Shares (other than in respect of Excluded Shares or Accepted Shares) are presented to the Surviving Corporation or the Paying Agent for any reason, the holder of such Certificates or Uncertificated Shares shall be given a copy of a letter of transmittal and instructed to comply with the instructions therein in order to receive the Merger Consideration to which such holder is entitled pursuant to the Merger. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

(d)                                 Termination of Payment Fund.  Any portion of the Payment Fund that remains undistributed to the holders of Certificates or Uncertificated Shares one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any such holders who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(e)                                  No Liability.  None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Uncertificated Shares shall not have been exchanged in accordance with this Article 2 prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority), any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)                                   Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(g)                                  Withholding Rights.  Each of the Surviving Corporation, Parent and Merger Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the consideration otherwise payable pursuant to this Agreement to any holder of Shares (including shares of Restricted Stock), Options or RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable Tax Law.  The Surviving Corporation, Parent, Merger Sub and the Paying Agent shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Authority.  To the extent that amounts are so withheld by the Surviving Corporation, Parent, Merger Sub or the Paying Agent, as applicable, and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.4                                    Company Options; RSUs; Restricted Stock; ESPP.

(a)                                 At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding Option, whether vested or unvested, exercisable or unexercisable, each Option that is outstanding and unexercised immediately prior thereto shall, subject to subsection (d) and (f) below, immediately and fully vest, and subject to the terms and conditions set forth below in this Section 2.4, each such Option shall terminate and be canceled at the Effective Time and the holder of the Option will be entitled to receive from the Company, and shall receive as soon as practicable following the Effective Time, in settlement of such Option the Option Cash Amount.  The “Option Cash Amount” with respect to an Option shall be equal to the net amount, without interest, of (A) the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share otherwise issuable upon exercise of such Option, multiplied by (ii) the number of Shares subject to such Option, less (B) any applicable withholdings for Taxes.  If the exercise price per Share of any Option equals or exceeds the Merger Consideration, the Option Cash Amount therefor shall be zero.

(b)                                 At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding RSU, each RSU that is outstanding immediately prior thereto shall, subject to subsection (d) and (f) below, immediately and fully vest, and subject to the terms and conditions set forth below in this Section 2.4, each such RSU shall terminate and be canceled at the Effective Time and the holder of such RSU will be entitled to receive from the Company, and shall receive as soon as practicable following the Effective Time, in settlement of such RSU an RSU Cash Amount, without interest.  The “RSU Cash Amount” with respect to a RSU shall be equal to the product of (i) the total number of Shares issuable in settlement of the RSU immediately prior to the Effective Time (taking into account any acceleration of vesting), multiplied by (ii) the Merger Consideration, less any applicable withholdings for Taxes.

(c)                                  As of immediately prior to the Offer Acceptance Time, each share of Restricted Stock that is outstanding as of immediately prior to the Offer Acceptance Time shall, subject to subsection (f) below, immediately and fully vest such that the Company’s right of reacquisition or repurchase as applicable, shall lapse in full effective immediately prior to, and contingent upon, the Offer Acceptance Time.  As of the Offer Acceptance Time and without any further action on the part of the holders thereof, each share of Restricted Stock shall be treated as an outstanding Share for purposes of this Agreement, including for purposes of tendering pursuant to the Offer.

(d)                                 Notwithstanding subsections (a), (b) and (c) of this Section 2.4, each Company Stock Award granted pursuant to the Company’s 2013 Equity Incentive Plan, as amended and restated May 17, 2016, or a non-plan “inducement award” granted in reliance on NASDAQ Marketplace Rule 5635(c)(4), the vesting of which is based in whole or in part upon the attainment of one or more performance goals shall, in lieu of immediate and full vesting pursuant to subsection (a), (b) or (c), subject to subsection (f) below, become immediately vested to the extent of the actual attainment of the applicable performance goal(s) as of the Effective Date determined in accordance with the terms of the Company Stock Award.

(e)                                  As soon as reasonably practicable after the Effective Time (but no later than the later of ten (10) Business Days after the Effective Time or the first payroll date after the Effective Time), Parent shall cause the Surviving Corporation to pay the Option Cash Amount payable with respect to Options and the RSU Cash Amount payable with respect to RSUs subject to subsection (f) below; provided that to the extent that any RSU constitutes nonqualified deferred compensation subject to Section 409A of the Code, the RSU Cash Amount payable with respect to such RSU shall be paid in accordance with the applicable RSU’s terms and conditions at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.  The Option Cash Amounts and RSU Cash Amounts shall be paid (i) through the Surviving Corporation’s payroll to the former holders of Options and RSUs with respect to which the Surviving Corporation or any of its Subsidiaries have Tax withholding obligations and (ii) by the Surviving Corporation to the former holders of Options and RSUs with respect to which the Surviving Corporation and its Subsidiaries have no Tax withholding obligations.

(f)                                   As soon as practicable after the date hereof, but in any event within ten (10) Business Days after the date hereof, the Company shall furnish to each holder of any outstanding Option, RSU, share of Restricted Stock or other Company Stock Award that in each case is not fully vested as of the date hereof (an “Applicable Holder”), a Stock Award Cancellation and Release Letter substantially in the form of Exhibit D attached hereto (the “Stock Award Cancellation and Release Letter”).  Notwithstanding anything to the contrary in this Section 2.4, (i) payment to an Applicable Holder of the Option Cash Amount and RSU Cash Amount, in respect of the portion of such Applicable Holder’s Options and RSUs, respectively, that immediately prior to the Effective Time was unvested (prior to the acceleration provided for in Section 2.4(a) or 2.4(b) (an “Unvested Option” and “Unvested RSU”, as applicable), and (ii) the acceleration of vesting (and lapsing of the Company’s right of reacquisition or repurchase, as applicable) of each share of Restricted Stock that was outstanding immediately prior to the Offer Acceptance Time, shall in each case occur only if, prior to the Closing, such Applicable Holder shall have delivered to the Company a duly executed Stock Award Cancellation and Release Letter, otherwise such payment (and such acceleration of vesting and lapsing of the Company’s right of reacquisition or repurchase) shall be made (or occur) within three (3) Business Days after the delivery by such Applicable Holder of such items to Parent or the Surviving Corporation following the Closing, and until such time each applicable Unvested Option and Unvested RSU and share of Restricted Stock shall be deemed at any time after the Effective Time to represent only the right to receive the consideration described herein (which, in the case of a share of Restricted Stock shall be equal to the Merger Consideration) subject to the terms hereof.  No interest will be paid or will accrue on such consideration.  Following the Closing, Parent shall cause the Surviving Corporation to maintain (or cause to be maintained) in a segregated account an amount sufficient to satisfy its obligations in respect of all Unvested Options and Unvested RSUs and Restricted Stock for which it has not received a Stock Award Cancellation and Release Letter prior to the Closing, which amount shall be used by the Surviving Corporation to satisfy its obligations following the Closing pursuant to this Section 2.4(f).

(g)                                  The disposition of the ESPP and the rights of participants therein shall be determined in accordance with Section 6.10(b).

Section 2.5                                    Appraisal Shares.  Notwithstanding anything in this Agreement to the contrary, each Share that is issued and outstanding immediately prior to the Effective Time and held by any Person who (i) is entitled to demand and properly demands appraisal of such Share pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) and (ii) as of the Effective Time, has neither effectively withdrawn nor lost such Person’s rights to such appraisal under the DGCL with respect to such Share (all such Shares, the “Appraisal Shares”), shall not be converted into the right to receive Merger Consideration as provided in Section 2.2(a), but rather shall entitle the holder thereof only to those rights provided by Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to those rights provided by Section 262 shall cease and such holder’s Shares shall no longer be deemed to be Appraisal Shares and shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.2(a).  The Company shall provide Parent with prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.6                                    Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the reports, schedules, forms, statements and other documents filed by the Company with the SEC on or after January 1, 2016 or furnished by the Company to the SEC and publicly available at least one (1) Business Day prior to the date of this Agreement (each, an “Available Company SEC Document”) (excluding any disclosures set forth in any “risk factor” section thereof or in any section related to forward-looking statements to the extent that they are predictive or forward-looking in nature) or (ii) on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if it is reasonably apparent from the wording of such disclosure that such exception or disclosure is applicable to qualify such other applicable sections) delivered by the Company to Parent as of the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1                                    Organization, Standing and Power.  Each of the Company and the Company Subsidiaries is a corporation, limited liability company or limited partnership duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization.  Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2018 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

Section 3.2                                    Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 30,000,000 Shares and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”).  As of the close of business on August 1, 2018:  (A) 18,499,434 Shares were issued and 15,640,617 Shares were issued and outstanding, and no shares of Company Preferred Stock were issued and outstanding; (B) 2,858,817 Shares were held by the Company in its treasury; (C) there were outstanding Options to purchase 466,630 Shares, (D) there were 740,756 Shares subject to issuance pursuant to RSUs granted and outstanding, (E) 1,540,680 Shares were reserved for issuance under the Stock Plans (including upon exercise of the Options and settlement of RSUs), (F) no Shares are estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per Share as reported on the purchase date for the current offering period was equal to the Offer Price), and (G) no Shares are reserved for future issuance under the ESPP (including Shares estimated in clause (F) above).  Such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.  Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on August 1, 2018, each Option and RSU of the Company outstanding, the number of Shares issuable pursuant thereto and, in the case of each Option, the expiration date and the exercise price relating thereto.  During the period from April 3, 2018 to the date of this Agreement, (i) there have been no issuances by the Company of shares of capital stock of the Company other than issuances of capital stock of the Company pursuant to the grant of Restricted Stock and the exercise of Options and vesting of RSUs outstanding on such date and (ii) there have been no issuances of Options, RSUs or warrants or other rights to acquire capital stock of the Company.  The Company has not, subsequent to April 3, 2018, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock other than upon the forfeiture of shares of Restricted Stock.  The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company.  Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b)                                 Except as set forth in Section 3.2(a), (i) as of August 1, 2018, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

Section 3.3                                    Company Subsidiaries; Equity Interests.  Section 3.3 of the Company Disclosure Letter lists, as of the date of this Agreement, each Company Subsidiary and its jurisdiction of organization.  All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, validly issued and fully paid, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens other than Permitted Liens.  As of the date of this Agreement, there are no options, warrants, calls, rights, convertible securities or other Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary.  Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, or other equity interest in any Person.

Section 3.4                                    Authority; Execution and Delivery; Enforceability.

(a)                                 The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, assuming the representations and warranties set forth in Section 4.2 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions.  The execution and delivery of this Agreement by the Company, and, assuming the representations and warranties set forth in Section 4.2 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, the consummation of the Transactions by the Company have been duly authorized by the Company Board.  No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)                                 The Company Board, at a meeting duly called and held, adopted resolutions (i) determining that this Agreement, including the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (ii) electing that this Agreement shall be expressly governed by Section 251(h) of the DGCL, (iii) adopting and approving this Agreement, declaring the advisability of this Agreement and approving the Transactions, including the Offer and the Merger, in accordance with the requirements of the DGCL, (iv) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (v) making the Company Board Recommendation and (vi) to the extent necessary, having the effect of causing the Merger, this Agreement, the Support Agreements, the Transactions and the transactions contemplated by the Support Agreements not to be subject to any state Takeover Law or similar Law that might otherwise apply to the Merger or any of the other Transactions, in each case, on the terms and subject to the conditions of this Agreement.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.2, the Company Board has taken all actions so that the restrictions applicable to business combinations in Section 203 of the DGCL are, and will be, to the extent such restrictions can be rendered inapplicable by action of the Company Board under applicable law, inapplicable to the execution, delivery and performance of this Agreement, the Support Agreements and to the consummation of the Offer, the Merger and the other Transactions.

Section 3.5                                    No Conflicts; Consents.

(a)                                 Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries, or right of rescission under any of the terms, conditions or provisions of any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound other than with respect to ordinary course anti-assignment or change of control provisions in the Company’s Lease agreements for Company or Franchisee operated stores or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for compliance with the applicable provisions of the DGCL, the HSR Act and any applicable filing, notification or approval in any jurisdiction required by Antitrust Laws, the SEC and the rules and regulations of NASDAQ and except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

Section 3.6                                    Company SEC Reports; Financial Statements and Undisclosed Liabilities.

(a)                                 Since January 1, 2016, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents required to be filed by the Company with the SEC (collectively, including all exhibits thereto, the “Company SEC Reports”).  As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act or the Exchange Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and, except to the extent that information contained in such Company SEC Report has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Report, none of the Company SEC Reports when filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is separately subject to the periodic reporting requirements of the Exchange Act.

(b)                                 The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports when filed (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and (iii) fairly presented in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company

Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments).

(c)                                  Except as reflected or reserved against in the Company Financial Statements or incurred pursuant to the terms of this Agreement, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in the liabilities column of a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than any liabilities incurred since January 2, 2018 which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries (x) has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), or (y) is a party to, or has any commitment to become a party to, any contract relating to any material transaction or material relationship with, or material ownership or other material economic interest in, any variable interest entity.

(d)                                 The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2018, to the date of this Agreement, neither the Company nor the Company’s auditors have identified to the Company or to the audit committee of the Company Board (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)                                  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

(f)                                   The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Since January 1, 2016, neither the Company nor any of the Company Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(g)                                  Since January 1, 2016 through the date of this Agreement, to the knowledge of the Company, (i) neither the Company nor any director, officer, auditor or accountant of the Company has received any written material complaint, allegation, assertion or claim that the Company or its Subsidiaries have engaged in illegal or fraudulent accounting or auditing practices and (ii) no attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company any evidence of a material violation of United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder, by the Company or any of its officers or directors. As of the date of this Agreement, to the knowledge of the Company, there are no SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Company or any of the Company Subsidiaries or any malfeasance by any executive officer of the Company.

Section 3.7                                    Absence of Certain Changes.  Since January 2, 2018, except for discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and between January 2, 2018 and the date of this Agreement, there has not been or occurred (a) any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or (b) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 3.8                                    Legal Proceedings.  There are no Legal Proceedings pending and served or, to the knowledge of the Company, pending and not served or threatened, to which the Company or any of the Company Subsidiaries is a party that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  There are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.9                                    Information Supplied.  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the “Information Statement”) will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

Section 3.10                             Employee Plans.

(a)                                 Section 3.10 of the Company Disclosure Letter sets forth all Company Employee Benefit Plans, other than any employment agreements and employment offer letters that are terminable “at will”.

(b)                                 With respect to each Company Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of:  (i) each material Company Employee Benefit Plan and all amendments thereto, if any (or, with respect to any unwritten material Company Employee Benefit Plan, a written description thereof); (ii) the most recent

Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (v) all material notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan.

(c)                                  Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked (or if not determined to be so qualified, such Company Employee Benefit Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by Law), and to the knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Benefit Plan.

(d)                                 Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code; and (ii) all contributions required to be made to any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Available Company SEC Documents which are publicly available prior to the date of this Agreement.

(e)                                  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan; (ii) no prohibited transaction has occurred or is reasonably expected to occur with respect to any Company Employee Benefit Plan; and (iii) no Company Employee Benefit Plan is under, and neither the Company nor any Company Subsidiary has received notice of any audit or investigation by any Governmental Authority, and no such completed audit has resulted in any Tax or penalty.

(f)                                   Neither the Company, any Company ERISA Affiliate nor any of their predecessors has, at any time during the last six years, sponsored, contributed to or been obligated to contribute to any pension plan subject to Title IV of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g)                                  Section 3.10(g) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each material Company Employee Benefit Plan that provides health or welfare benefits (whether or not insured) with respect to Current Employees or former employees (or any of their beneficiaries) of the Company or any Company Subsidiary after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA, or any other applicable Law, or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)). Each such Company Employee Benefit Plan is amendable, terminable or otherwise may be discontinued unilaterally by the Company at any time without material liability or expense to Parent, the Company and any Company Subsidiary, taken as a whole, as a result thereof other than ordinary administration expenses typically incurred in a termination event and/or claims incurred prior to the date of such amendment, and no such plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Employee Benefit Plan. Each Company Employee Benefit Plan is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (the “2010 Health Care Law”), to the extent applicable, except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The operation of each Company Employee Benefit Plan will not result in the incurrence of any penalty to the Company, Parent or any of their respective Subsidiaries pursuant to the 2010 Health Care Law, to the extent applicable that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(h)                                 Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions (either alone or together with any other event) will, except as would not be material to the Company and Company Subsidiaries, taken as a whole (i) result in any material payment or benefit (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due or payable to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise tax under Section 4999 of the Code, except for any payment or benefit or any characterization which would not be material to the Company or any Company Subsidiary, (iii) increase the amount of any payments or benefits otherwise payable to any director, officer, employee or independent contractor, (iv) result in the acceleration of the time of payment or vesting of any such payments or benefits or (v) otherwise give rise to any liability with respect to any Company Employee Benefit Plan.  As of the date of this Agreement, the Company has made available to Parent a working draft copy of preliminary Section 280G calculations that were recently prepared with respect to disqualified individuals in connection with the Merger (it being understood such calculations are not final and were provided “as-is” for informational purposes only). Neither the Company nor any Company Subsidiary has any gross-up or indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code or otherwise.

(i)                                     Each Company Employee Benefit Plan that is subject to Section 409A of the Code has operated in compliance with its terms and the requirements of Section 409A of the Code and the requirements thereunder, except as is not reasonably expected to have a Company Material Adverse Effect.

(j)                                    There are no loans by the Company or any Company Subsidiary to any of Current Employees or former employees, other than loans under any Company Employee Benefit Plan intended to qualify under Section 401(k) of the Code and routine travel advances made in the ordinary course of business.

(k)                                 None of the Company or any Company Subsidiary has made any promises or commitments to create any additional material Company Employee Benefit Plan or to modify or change in any material way any existing material Company Employee Benefit Plan other than those amendments or modifications required by Law.

(l)                                     Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code, except for any payment or lack of deductibility that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11                             Taxes.  With respect to Section 3.11(a)-(e) only, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)                                 The Company and each Company Subsidiary has duly and timely filed all material Tax Returns required to be filed by it (taking into account applicable extensions) with the appropriate Governmental Authority, and all such Tax Returns are true, complete and correct in all material respects.  The Company and each Company Subsidiary has duly and timely paid all material Taxes due and payable by it, other than such Taxes that are being contested in good faith through appropriate proceedings and in respect of which adequate reserves have been established in accordance with GAAP in the Company Financial Statements. The Company and each Company Subsidiary has made adequate provision for all accrued Taxes not yet due.  There are no Liens on any of the assets of the Company or any Company Subsidiary with respect to Taxes, other than Permitted Liens.

(b)                                 There is no Legal Proceeding currently pending or, to the knowledge of the Company threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax or Tax Returns. No deficiencies for any material Taxes have been proposed, asserted, assessed or threatened in writing against the Company or any Company Subsidiary which have not been settled and paid.

(c)                                  The Company and each Company Subsidiary has duly and timely withheld all amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authorities such amounts required by applicable Laws to be remitted by it.

(d)                                 The Company and each Company Subsidiary has duly and timely collected, in all material respects, all amounts on account of sales or transfer Taxes, including goods and services, value added and U.S. federal, state, local or non-U.S. sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authorities such amounts required by applicable Laws to be remitted by it.

(e)                                  The charges, accruals, and reserves for Taxes reflected on the Company Financial Statements (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income Taxes) are adequate under GAAP to cover Taxes of the Company and the Company Subsidiaries accruing through the date of the Company Financial Statements. For periods not covered by Company Financial Statements, the Company and the Company Subsidiaries accrued all material taxes incurred but not yet due and payable on its books and records in accordance with GAAP.

(f)                                   Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(g)                                  Neither the Company nor any Company Subsidiary is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and the Company Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time.

(h)                                 Neither the Company nor any Company Subsidiary has been a member of an affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated, unitary, combined or similar Tax Return (other than a group the common parent of which was the Company).

(i)                                     No private letter rulings, technical advice memoranda, closing agreements, or rulings have been entered into or issued by any Governmental Authority with respect to the Company or any Company Subsidiary that are binding on such entity in respect of any taxable year for which the statute of limitations has not yet expired. There is no currently effective agreement or other document with respect to the Company or any of the Company Subsidiaries extending the period of assessment or collection of any material Taxes.

(j)                                    Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)                                 Within the last three (3) years, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

Section 3.12                             Environmental Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)                                 The Company and the Company Subsidiaries have been and are otherwise in compliance with all applicable Environmental Laws and there are no pending or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under any Environmental Law.

(b)                                 To the knowledge of the Company, there are no conditions on any real property owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(c)                                  All permits, licenses, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, licenses, notices, approvals and authorizations.

Section 3.13                             Compliance with Laws.

(a)                                 Neither the Company nor the Company Subsidiaries is in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, except for any such violation that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)                                 The Company and the Company Subsidiaries have all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Authorities required to conduct their respective businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all such Authorizations.

Section 3.14                             Intellectual Property.

(a)                                 Section 3.14(a) of the Company Disclosure Letter identifies (i) material Company Intellectual Property owned by the Company and for which (a) the Company has been issued a registration of any Intellectual Property or (b) the Company is currently prosecuting applications for registration of any Intellectual Property; (ii) material Intellectual Property licensed by the Company or any Company Subsidiary from others, other than non-exclusive licenses granted to the Company or any Company Subsidiary in the normal course of their respective businesses with respect to commercially available software; and (iii) material agreements under which the Company or any Company Subsidiary has licensed to others the right to use any of Company Intellectual Property, other than non-exclusive licenses granted by the Company or any Company Subsidiary in the normal course of their respective businesses, including but not limited to, under Franchise Agreements or marketing agreements.

(b)                                 The Company either owns free and clear of all Liens (other than Permitted Liens) all right, title and interest in and to, or to the knowledge of the Company has valid and enforceable rights or licenses under Contracts to use and exploit all material items of Company Intellectual Property.  No third party has provided written notice to the Company, or any

Company Subsidiary, challenging the right, title or interest of the Company in, to, or under Company Intellectual Property.

(c)                                  Except as set forth on Section 3.14(c) of the Company Disclosure Letter, the Company is not bound by, and no Company Intellectual Property owned by the Company is subject to, any Contract containing any covenant or other provision that limits or restricts in any material manner the ability of the Company to make, use, import, sell, offer for sale, or promote any product the Company has or is currently making, using, importing, selling, offering for sale or promoting anywhere in the world.

(d)                                 The Company is not in material breach or default under any Contract or other agreement to use any material item of Company Intellectual Property that is licensed to the Company.

(e)                                  To the Knowledge of the Company and without a duty of inquiry, the current conduct of the Company’s and the Company Subsidiaries’ respective businesses do not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person.  Neither the Company nor any Company Subsidiary has received during the one (1) year period prior to the date of this Agreement, any written inquiry or notice of actual or potential infringement, misappropriation or violation of any Intellectual Property right of any other Person.  To the Knowledge of the Company, there is no material infringement, misappropriation or unauthorized use by any Person of any Company Intellectual Property owned by or exclusively licensed to the Company.  No Person has challenged in a writing received by an officer of the Company or any Company Subsidiary or in any litigation to which the Company or any Company Subsidiary is a party the validity or enforceability of any of the Company Intellectual Property owned by or exclusively licensed to the Company or the title or licenses of the Company thereto and, to the Knowledge of the Company, no such litigation has been threatened.

(f)                                   The Company and each Company Subsidiary have taken actions as are reasonable for businesses of similar size in the industry in which the Company and each Company Subsidiary operates to preserve the confidentiality of all trade secrets that are material to the Company’s and the Company Subsidiaries’ current businesses.

(g)                                  All current and former officers and employees of, and consultants and independent contractors to, the Company or any Company Subsidiary and that were materially involved in the development of the Company Intellectual Property owned by the Company have executed and delivered to the Company or Company Subsidiaries agreements regarding the protection of proprietary information and the assignment or license to the Company or Company Subsidiaries of all rights, title, and interest in and to any Intellectual Property relating to, connected with, or arising from services performed for the Company or Company Subsidiaries by such Persons, and no current or former officer or employee of, or consultant or independent contractor to, the Company or any Company Subsidiary is asserting or to the knowledge of the Company has grounds to assert any rights to any of Company Intellectual Property owned by the Company.  To the Knowledge of the Company, no current or former officers or employees of, or consultants or independent contractors to, the Company or any Company Subsidiary have breached any material term of any such agreements.

Section 3.15                             Privacy and Data Protection Matters.

(a)                                 Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and for the past three (3) years have been, in material compliance with (i) their posted privacy policies, (ii)  all applicable Privacy and Security Laws, and (iii) all contractual commitments of the Company and the Company Subsidiaries, as applicable, regarding the protection, collection, use, storage, transfer, breach notification, disposal or disclosure (in any form or medium) of Personal Information, including any commitments to comply with the Payment Card Industry Data Security Standards (PCI DSS).

(b)                                 To the knowledge of the Company: (i) no person has gained unauthorized access to or made any unauthorized use of any Personal Information maintained by the Company or any of its Subsidiaries; (ii) no claims or other suits, actions or proceedings are pending or threatened against the Company or any Company Subsidiary relating to the collection, use, or disclosure of Personal Information; (iii) there have been no material security breaches in the information technology systems used by the Company or any Company Subsidiary, and (iv) all software owned by the Company or any Company Subsidiary is free from any material software defect, and does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software.

(c)                                  The Company and the Company Subsidiaries maintain commercially reasonable security measures to protect the confidentiality, integrity and availability of Personal Information in their possession or control, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)                                 (i)  The consummation of the transactions contemplated by this Agreement do not violate the Company’s or any Company Subsidiary’s posted privacy policies as they currently exist, and (ii) upon the Closing Date, the Company and Company Subsidiaries will own and continue to have the right to use all Personal Information on identical terms and conditions as the Company and the Company Subsidiaries enjoyed immediately prior to the Closing Date.

Section 3.16                             Employment Matters.

(a)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to each current employee of the Company or any Company Subsidiary (each a “Current Employee”) and, since July 20, 2014, each former employee, to the best of the knowledge of the Company and except as set forth in Section 3.16(a) of the Company Disclosure Letter, the Company and each Company Subsidiary is and has been in material compliance with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment, wages and hours, employment standards, human rights, occupational safety and workers’ compensation.

(b)                                 Except as set forth in Section 3.16(b) of the Company Disclosure Letter, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary brought by or on behalf of any former employee or Current Employee of the Company or any Company Subsidiary alleging breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct or any violation of applicable Law in connection with the employment relationship or obligations as an employer.

(c)                                  Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other agreement with any labor organization, union or association and there are no labor unions or elected employee representatives presently representing or, to the knowledge of the Company, engaged in any organizing activity with respect to any Current Employee.  There has not been, there is not presently pending or existing, and, to the knowledge of the Company, there is not threatened, any (i) strike, slowdown, picketing, or work stoppage by Current Employees, (ii) proceeding against or affecting any former or Current Employees relating to the alleged violation of any labor relations law, including any material charge or complaint filed by any such employee, union or other labor organization with any labor relations board or other Governmental Authority, or organizational activity, or (iii) application for certification of a collective bargaining agent or request to organize elections for employee representatives for any of the Current Employees.

(d)                                 Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is delinquent in any payments to, or on behalf of, any independent contractors (who are individuals) or employees for any services or amounts required to be reimbursed or otherwise paid, and (ii) the Company and the Company Subsidiaries do not have any liability with respect to any payments to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any independent contractors (who are individuals) or employees (other than routine payments to be made in the ordinary course of business).

(e)                                  Except as required by applicable Law, and as disclosed in Section 3.16(e) of the Company Disclosure Letter, the employment of the Current Employees is terminable at will.  None of the Current Employees has given the Company written notice terminating his or her employment or service with the Company or any Company Subsidiary, or terminating his or her employment or service upon a sale of, or business combination relating to, the Company or any Company Subsidiary or in connection with the Transactions.

(f)                                   Since July 20, 2015, neither the Company nor any of its Subsidiaries have implemented any plant closing or layoff of employees that implicated the WARN Act or any similar law.

(g)                                  Except as, individually or in the aggregate, would not, or would not reasonably be expected to, have a Company Material Adverse Effect, to the knowledge of the Company, since January 1, 2016, no employee of the Company or any Company Subsidiary is in material violation of any term of any third party employment agreement, nondisclosure agreement, common law nondisclosure obligation, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or any Company Subsidiary or (ii) to the knowledge or use of trade secrets or proprietary information.

(h)                                 Except as, individually or in the aggregate, would not, or would not reasonably be expected to,  have a Company Material Adverse Effect, since January 1, 2016, (i) any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income Tax purposes by the Company or any Company Subsidiary is not an employee under applicable Law and is not an employee for any purpose (including Tax withholding purposes or Company Employee Benefit Plan purposes), (ii) neither the Company nor any Company Subsidiary has any liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in a Company Employee Benefit Plan, and (iii) each employee of the Company and any Company Subsidiary has been properly classified as “exempt” or “non-exempt” under applicable Law.

Section 3.17                             Insurance.  Except as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain insurance coverage customary in the industry for the operation of their respective businesses.  All such insurance policies are in full force and effect and all related premiums have been paid to date. Neither the Company nor any Company Subsidiary is in breach of, or default under, any such insurance policy, and no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 3.18                             Material Contracts.

(a)                                 Except for this Agreement and for Contracts filed or incorporated by reference as exhibits with the SEC or as set forth in Section 3.18 of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is a party to or bound by:

(i)                                     any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii)                                  any loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any indebtedness of the Company or any of the Company Subsidiaries, in each case in excess of $200,000, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any wholly owned Company Subsidiaries and any letters of credit;

(iii)                               any Contract (other than Leases and Franchise Agreements) to which the Company or any of the Company Subsidiaries is a party that by its terms calls for aggregate payments by or to the Company or any of the Company Subsidiaries of more than $1,000,000 over the remaining term of such Contract that may not be canceled by the Company or any of the Company Subsidiaries upon notice of ninety (90) days or less without penalty or other material liability to the Company or any Company Subsidiary;

(iv)                              any Contract of the Company or any Company Subsidiary that (A) grants a right of exclusivity to a geographic region, area of protection, right of first offer, right of first refusal or similar right with respect to any business or geographic region (“Exclusive Rights”), other than such rights set forth in the Leases and Franchise Agreements entered into in the ordinary course of business consistent with past practice; (B) authorizes any person to grant others the right to license any trademark, service mark or other Intellectual Property owned by the Company or any of the Company Subsidiaries in any geographic area (“Master Franchise Rights”); (C) restricts the ability of the Company or any of its Affiliates (including following the Closing) to compete with any business or with any person or in any geographical area or to solicit customers, other than such restrictions set forth in the Leases and Franchise Agreements entered into in the ordinary course of business consistent with past practice; (D) would require the disposition of any material assets or line of business of the Company or any of the Company Subsidiaries or, after the Effective Time, of Parent or any of its Subsidiaries; (E) grants “most favored nation” status to, or is a “requirements” Contract with a supplier or Franchisee, in each case that, following the Merger, would apply to Parent or any of its Affiliates (including the Company or any of the Company Subsidiaries); or (F) prohibits or limits the right of the Company or any of the Company Subsidiaries to use, transfer, license, distribute or enforce any of their respective Company Owned Intellectual Property, other than limitations on enforcement arising from non-exclusive licenses of Company Owned Intellectual Property entered into in the ordinary course of business consistent with past practice; in each case under clauses (A)-(F) that limits in any material respect the operation of the Company and the Company Subsidiaries, taken as a whole, as currently conducted and that may not be canceled by the Company or any Company Subsidiary upon notice of ninety (90) days or less without penalty or other material liability to the Company or any Company Subsidiary;

(v)                                 any Contract that is a settlement, conciliation or similar agreement (A) that is with any Governmental Authority, (B) pursuant to which the Company or any of the Company Subsidiaries is obligated after the date of this Agreement to pay consideration in excess of $100,000 (net of insurance proceeds actually received), or (C) that would otherwise reasonably be expected to limit in any material respect the operation of the Company or any of the Company Subsidiaries (or, to the knowledge of the Company, Parent or any of its other Affiliates from and after the Closing) as currently operated;

(vi)                              any Contract other than Leases and Franchise Agreements entered into in the ordinary course of business consistent with past practice that grants to any person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets material to the Company and its Subsidiaries, taken as a whole;

(vii)                           any material Contract to which any of the five (5) largest suppliers of the Company and the Company Subsidiaries based on the consolidated cost of goods and services paid to such Persons by the Company and its Subsidiaries for the fiscal year ended December 31, 2017 (each, a “Principal Supplier”) is a party (excluding purchase orders in the ordinary course of business consistent with past practice) that has a term of more than sixty (60) days and that may not be canceled by the Company or any of its Subsidiaries without material penalty or other material liability to the Company or any of its Subsidiaries, upon notice of sixty (60) days or less;

(viii)                        any Contract with respect to a material joint venture or material partnership agreement (excluding information technology Contracts);

(ix)                              any Company Employee Agreement pursuant to which the Company or any Company Subsidiary is or may become obligated to (A) make any severance, termination, tax gross-up or similar payment to any Company Associate or any spouse or heir of any Company Associate except for severance, termination or similar payments required by applicable Law that do not exceed $100,000 per beneficiary or (B) make any bonus, deferred compensation or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $100,000 to any Company Associate;

(x)                                 any Contract, other than the Leases, for the acquisition, disposition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise);

(xi)                              any Contract, other than the Leases, contemplating payments by the Company or any Subsidiary of more than $1,000,000 in any calendar year which cannot be canceled by the Company or any Company Subsidiary without penalty or further payment without more than 90 days’ notice; and

(xii)                           any Franchise Agreement.

Each such Contract described in clauses (i) through (xii) is referred to herein as a “Company Material Contract.”

(b)                                 Each of the Company Material Contracts is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect.  There is no default under any Company Material Contract by the Company or any Company Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.19                             Properties.

(a)                                 The Company or a Company Subsidiary has good and valid title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens.

(b)                                 Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect:  (i) each lease or license pursuant to which the Company and the Company Subsidiaries leases or licenses from or to any third party any real property (collectively, the “Leases”) is valid and binding on the Company and each of the Company Subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect; and (ii) there is no breach or default under any Lease by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto.

(c)                                  Neither the Company nor any of the Company Subsidiaries owns in fee any real property.  Section 3.19(c) of the Company Disclosure Letter lists all real property leased or licensed by the Company or any of the Company Subsidiaries (including (i) the property address, (ii) the city, state and zip code in which such property is located, (iii) the name of the landlord and (iv) whether the property is subleased by a Franchisee).

Section 3.20                             Franchise Matters.

(a)                                 Section 3.20(a) of the Company Disclosure Letter lists (i) each state or other jurisdiction in which the Company is currently registered, or with which the Company filed an application for registration or an exemption from registration, to sell franchises, and the effective date of each such registration or exemption, and (ii) each jurisdiction outside the United States in which the Company or any Company Subsidiary has offered or sold franchises.  Except as set forth in Section 3.20(a) of the Company Disclosure Letter, all franchise registrations remain in full force and effect and, to the knowledge of the Company, are not the subject of any existing or threatened government action intended, in whole or in part, to result in the termination, revocation, modification, suspension, conditioning or dissolution of any such franchise registration.

(b)                                 Section 3.20(b)(i) of the Company Disclosure Letter lists all Franchise Agreements entered into by the Company and its Subsidiaries. Section 3.20(b)(ii) of the Company Disclosure Letter lists all currently effective area development agreements in which the Company or any Company Subsidiary has granted any Exclusive Rights or Master Franchise Rights.

(c)                                  To the knowledge of the Company, the Company and each Company Subsidiary is currently and since January 1, 2016 has been in compliance in all material respects with all Franchise Laws in all states and countries where the Company or any Company Subsidiary is conducting or has conducted franchise activities.

(d)                                 Section 3.20(d) of the Company Disclosure Letter sets forth a true and complete list of all material Franchise Disclosure Documents (“FDDs”) that the Company or any Company Subsidiary have used to offer or sell franchises in any jurisdiction at any time since January 1, 2016 to the date of this Agreement (“Material FDDs”).  None of the Material FDDs contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)                                  To the knowledge of the Company, all funds administered by or paid to the Company or any Company Subsidiary by or on behalf of one or more Franchisees at any time since January 1, 2016, including funds that Franchisees contributed for advertising and promotion and rebates and other payments made by suppliers and other third parties on account of Franchisees’ purchases from those suppliers or other third parties, have been administered and spent in accordance in all material respects with applicable Franchise Agreements, applicable Laws and any other applicable Contracts to which the Company or any of its Subsidiaries is a party.

(f)                                   To the knowledge of the Company, other than by setting standards, the Company has not undertaken responsibility for, asserted control over or otherwise intervened in the day-to-day management of any of the Franchisees in any material respect.

(g)                                  As of the date of this Agreement and since July 20, 2015, no person, to the Knowledge of the Company, has provided written notice alleging that the Company or any Company Subsidiary is a joint or co-employer of or has any liability whatsoever with respect to any employees of any Franchisee, and no determination (preliminary or otherwise) has been made by any Governmental Authority that the Company or any Company Subsidiary is a joint or co-employer or has any liability whatsoever with respect to any employees of any other employer, including employees of Franchisees.

Section 3.21                             Quality and Safety of Food & Beverage Products. Since January 1, 2016, and, except as either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there have been no recalls of any food or beverage product of the Company or any Company Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Company Subsidiary.

Section 3.22                             Suppliers.

(a)                                 Section 3.22(a) of the Company Disclosure Letter sets forth (i) a complete and accurate list of the Principal Suppliers and (ii) with respect to each Principal Supplier, the aggregate amounts paid to, or received from, as applicable, each such Principal Supplier for the fiscal year ended December 31, 2017.

(b)                                 As of the date of this Agreement, the Company has not received any written notice from any Principal Supplier indicating that any such person is ceasing, will cease or plans to cease dealing with the Company or the Company Subsidiaries.

Section 3.23                             Certain Business Practices.  To the knowledge of the Company, neither the Company nor any Company Subsidiary nor any of their respective directors, employees, representatives or agents (in each case, acting in the capacity of an employee or representative of the Company or any Company Subsidiary) has (i) used any material funds (whether of the Company or any Company Subsidiary or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Law of similar effect.  Since January 2, 2018, the Company has not received any communication that alleges any of the foregoing.

Section 3.24                             Company Swaps.  Neither the Company nor any of the Company Subsidiaries is party to any interest rate swaps or currency exchange swaps in effect as of the date of this Agreement.

Section 3.25                             Affiliate Transactions.  There have not been during the preceding three (3) years any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Available Company SEC Documents.

Section 3.26                             No Rights Agreement; Anti-Takeover Provisions.

(a)                                 The Company is not party to a stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan and the Company Board has not adopted or authorized the adoption of such an agreement or plan.

(b)                                 Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.2(b), no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement, the Support Agreements or the Transactions or require additional action to be taken by the Company Board in order for any such Takeover Law to be inapplicable to this Agreement and the Transactions.

Section 3.27                             Opinion of Financial Advisor.  The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the consideration to be received by holders of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent, Merger Sub and their affiliates).  The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letters with Company Financial Advisor, which letter describes all fees payable to the Company Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Company Financial Advisor.

Section 3.28                             Broker’s or Finder’s Fees.  Except for North Point Advisors LLC (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1                                    Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of Parent and Merger Sub has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  The copies of the certificate of incorporation and bylaws of Parent and Merger Sub that have been provided to the Company are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

Section 4.2                                    Merger Sub; Ownership of Shares.

(a)                                 Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions.  Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)                                 Neither Parent nor Merger sub owns (directly or indirectly), and at all times for the past three (3) years has not owned, any Shares or holds, or at any time for the past three (3) years has not held, any rights to acquire any Shares except pursuant to this Agreement.

Section 4.3                                    Authority; Execution and Delivery; Enforceability.

(a)                                 Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the Transactions.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)                                 The board of directors of Parent has adopted resolutions approving this Agreement and the Transactions.

(c)                                  The board of directors of Merger Sub has adopted resolutions (i) approving and declaring advisable this Agreement and the Transactions and (ii) recommending that Merger Sub’s stockholder approve this Agreement. Parent, as the sole stockholder of Merger Sub, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and the Transactions, approval to be effective immediately following the execution and delivery of this Agreement. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the Transactions.

(d)                                 No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions. The vote or consent of Parent or a wholly-owned Subsidiary of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which vote shall be taken or consent shall be given immediately following the execution and delivery of this Agreement.

Section 4.4                                    No Conflict; Consents.

(a)                                 None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent, Merger Sub or any subsidiary of Parent other than Merger Sub (the “Parent Subsidiaries”), (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent, Merger Sub or any of the Parent Subsidiaries under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, violate any Judgment or Law applicable to Parent, Merger Sub or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for compliance with the applicable provisions of the DGCL, the HSR Act and any applicable filing, notification or approval in any jurisdiction required by Antitrust Laws, the SEC and the rules and regulations of NASDAQ, and except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5                                    Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Offer Documents.

Section 4.6                                    Absence of Legal Proceedings.  As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any of its or their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, none of Parent or its subsidiaries is subject to any Judgment, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7                                    Availability of Funds; Solvency.

(a)                                 Parent has available and will have available through the expiration of the Offer and the Effective Time, the funds necessary to accept for payment and pay for any Shares pursuant to the Offer and consummate the Merger and the other Transactions.

(b)                                 Assuming (i) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Offer and the Merger and (ii) the accuracy of the representation as warranties of the Company set forth in Article 3 hereof, then immediately after giving effect to the Transactions (including any financing in connection with the Transactions), as of the Effective Time, (A) the aggregate “fair saleable value” of the assets of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, as of such date, will exceed the value of all “liabilities” of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, on their existing debts (including contingent liabilities) as such debts become absolute and matured, (B) the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which they are engaged or proposed to be engaged following such date, and (C) the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.8                                    Other Agreements or Understandings.  Neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which:  (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or pursuant to which any stockholder of the Company agrees to vote against any Superior Proposal; (b) any third party has agreed to provide, directly or indirectly, equity capital to Parent, any of Parent’s Subsidiaries or the Company to finance in whole or in part the Transactions; or (c) any member of the Company Board or management of the Company has agreed to (i) remain as an employee or to act as a director or consultant of the Company or any Affiliate of the Company or Parent following the Offer Acceptance Time (other than pursuant to any employment Contract in effect as of the date of this Agreement); (ii) contribute or “roll-over” any portion of such Person’s Shares, Options or RSUs to the Company or any Affiliate of the Company or Parent; or (iii) receive any capital stock or equity securities of the Company or any Affiliate of the Company or Parent.

Section 4.9                                    Broker’s or Finder’s Fees.  No agent, broker, Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.10                             No Additional Representations.  Parent acknowledges that it and its representatives have received access to books and records, facilities, equipment, contracts and other assets of the Company, and that it and its representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in Article 3 and in the certificate delivered pursuant to clause (e) of Exhibit B.  Without limiting the foregoing, Parent acknowledges that the Company makes no representation or warranty to Parent with respect to any estimate, projection, prediction, or forecast relating to the Company or any Company Subsidiary.

ARTICLE 5
CERTAIN PRE-CLOSING COVENANTS

Section 5.1                                    Conduct of Business by the Company Pending the Merger.

(a)                                 During the period from the date of this Agreement until the earlier of the Offer Acceptance Time and the termination of this Agreement pursuant to Article 8 (the “Pre-Closing Period”), except (i) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as expressly permitted or required pursuant to this Agreement or as required by applicable Law, or (iii) as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each Company Subsidiary to conduct its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to (x) preserve intact its present business organization and material assets; (y) comply in all material respects with applicable Law; and (z) maintain its relations and good will with all material suppliers, material contractors, material distributors, material customers, key employees and other material business relations.

(b)                                 In addition, except (x) for matters set forth in Section 5.1 of the Company Disclosure Letter, (y) as required by applicable Law or expressly required by this Agreement, or (z) as undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following during the Pre-Closing Period:

(i)                                     (A) acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries, considered as a single enterprise (except, in the case of any of the foregoing (1) in the ordinary course of business consistent with past practice (including entering into non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice), (2) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company and the Company Subsidiaries and (3) as provided for in the

Company’s capital expense budget delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement);

(ii)                                  terminate, cancel, or materially modify any Company Material Contract or enter into any Contract which, if entered into prior to the date of this Agreement would have been a Company Material Contract, excluding any lease agreements for real property entered into in the ordinary course of business consistent with past practice;

(iii)                               acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iv)                              amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(v)                                 declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock, except for dividends or other distributions by a direct or indirect wholly owned Company Subsidiary to its parent;

(vi)                              purchase, redeem or otherwise acquire any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) repurchase or reacquisitions of Shares pursuant to the Company’s right (under written commitments in effect as of the date of this Agreement) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company, (y) the relinquishment of shares by Company Associates in payment of withholding tax upon the vesting of Restricted Stock or RSUs or (z) the cashless or net exercise of Options;

(vii)                           split, combine or reclassify any outstanding shares of its capital stock;

(viii)                        issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, except (w) pursuant to Contracts in effect as of the date of this Agreement and set forth on Schedule 5.1(h) of the Company Disclosure Letter, (x) for the Company Common Stock issuable upon exercise or conversion of Options outstanding on the date hereof, (y) for the vesting of Restricted Stock and settlement of RSUs granted prior to the execution of this Agreement, and (z) pursuant to the operation of the ESPP in accordance with Section 6.10;

(ix)                              incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, except for (x) any indebtedness between the Company and one of its wholly-owned subsidiaries or (y) indebtedness incurred or guaranteed in the ordinary course of business consistent with past practice and in no event in excess of $100,000 in the aggregate;

(x)                                 make any loans or advances, except (x) to or for the benefit of wholly owned Company Subsidiaries or (y) for advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practices;

(xi)                              except to the extent required in a written Contract or agreement in existence as of the date of this Agreement:  (A) grant or increase any severance or termination pay to any Company Associate (it being understood that the hiring of a new employee who is not an executive officer and who is subject to the existing severance and termination policies of the Company, or the payment of severance to an employee in accordance with the existing severance policies of the Company that were provided in writing to the Parent prior to the date of this Agreement, shall not constitute the grant or increase in any severance or termination pay), (B) execute any Company Employee Agreement, (C) increase the benefits payable under any existing Company Employee Agreement, (D) increase the compensation, bonus or other benefits of current or former directors or executive officers of the Company or any Company Subsidiary, or of employees of the Company or any Company Subsidiary,  (E) adopt or establish any new employee benefit plan or amend any existing employee benefit plan other than renewals of any Company Employee Benefit Plans that are health, welfare and insurance plans in the ordinary course of business on terms not more favorable to employees than those in effect on the date hereof, or (F) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.10(h) (without regard to whether the Transactions are consummated) except in the case of any action covered under Subsections (A) through (F), to the extent required in a written contract or agreement in existence as of the date of this Agreement;

(xii)                           execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable Law) any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (other than as required by existing employee benefit plans or employment agreements or by applicable Law);

(xiii)                        change its Tax accounting methods, principles or practices, other than as required by GAAP or applicable Law;

(xiv)                       settle, compromise or otherwise resolve (i) any Legal Proceedings other than (x) as would not result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in the Company Financial Statements or (y) if not reserved therefor or reflected on such balance sheets, in the ordinary course of business and as would not result in liability of more than $100,000, individually or in the aggregate for all such Legal Proceedings, (ii) any Legal Proceedings as would impose any restriction or obligation (other than the payment of money) on the business of the Company, the Company Subsidiaries or any of their Affiliates or (iii) the matter set forth on Schedule 5.1(n);

(xv)                          other than in the ordinary course of business consistent with past practice, pay or discharge any claims, Liens or liabilities involving more than $50,000 individually or $100,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xvi)                       make or commit to make capital expenditures exceeding the aggregate budgeted amount set forth in the Company’s fiscal 2018 capital expenditure plan previously made available to Parent;

(xvii)                    enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, limit or restrict the Parent or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, excluding any restrictions included in any Franchise Agreements entered into in the ordinary course of business consistent with past practice, the terms and conditions of which are the same as the terms and conditions set forth in the form Franchise Agreement attached as an exhibit to the currently effective FDD and are otherwise consistent with the disclosures set forth in the currently effective FDD;

(xviii)                 make, change, revoke or rescind any material election relating to Taxes, make any material amendment with respect to any material Tax Return, settle or compromise any material Tax liability, request any rulings from or the execution of any closing agreement with any Governmental Authority or surrender any right to claim a material Tax refund, except, in each case, for actions taken in the ordinary course of business;

(xix)                       make (i) any change with respect to the terms of the Company’s or any of the Company Subsidiaries’ policies or procedures with respect to the CAP program or the gift card breakage program or (ii) make any material change to the terms of the Company’s or any of the Company Subsidiaries’ policies or procedures with respect to its relationships with any of its Franchisees, including (A) any change to the terms of policies relating to Franchisee rent, royalty or other fees and charges or maintenance of funds that Franchisees contributed for advertising and promotion and rebates, (B) any new program or plan, or any modification to any existing program or plan providing any Franchisee incentives or Franchisee economic assistance or waiving of any fees and charges due by Franchisees to the Company or any of the Company Subsidiaries or (C) requiring or issuing any systemwide or regional mandates relating to equipment, hardware or software (except for technical updates to existing mandates in the ordinary course of business consistent with past practice);

(xx)                          except as required by any Contract entered into, and made available to Parent, prior to the date of this Agreement, open any restaurant in a country where the Company or any Company Subsidiary does not currently have an owned or franchised restaurant or otherwise engage in any other operations in any country in which the Company or any Company Subsidiary does not currently conduct other operations;

(xxi)                       commence any new line of business or new franchise system;

(xxii)                    (A) fail to use commercially reasonable efforts to renew or maintain insurance policies maintained by the Company or any of the Company Subsidiaries or

comparable replacement policies, other than in the ordinary course of business consistent with past practice, or (B) form any captive insurance company or program; or

(xxiii)                 take or agree in writing or otherwise to take any of the actions precluded by Sections 5.1(b)(i) through (xxii).

Section 5.2                                    Access to Information; Confidentiality.

(a)                                 During the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, upon Parent’s reasonable advance notice to the Company, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access during normal business hours to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request.  Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable notice to the Company; provided, however, that any such investigations shall be conducted in a manner as not to unreasonably interfere with or disrupt the normal operation of the business of the Company and the Company Subsidiaries. Nothing in this Agreement shall require the Company or any Company Subsidiaries to disclose any information concerning Takeover Proposals, which shall be governed by Section 6.6, or any information to Parent if such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or Contract entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company, any Company Subsidiary or any of their respective Affiliates is a party).

(b)                                 The provisions of the Mutual Nondisclosure Agreement dated March 30, 2018, between Parent and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms, and all information disclosed pursuant to this Section 5.2 shall be subject to the obligations of the Confidentiality Agreement.

ARTICLE 6
ADDITIONAL AGREEMENTS

Section 6.1                                    Company Board Recommendation.

(a)                                 Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents.  During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”); (ii) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing, provided that, unless a Takeover Proposal shall have been publicly disclosed, Parent may only make such request once every thirty (30) days; (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Takeover Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement); or (iv) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer by a third party, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to a Takeover Proposal until the close of business on the tenth Business Day after the commencement of a tender or exchange offer in connection with such Takeover Proposal without such action being considered a violation of this Section 6.1).

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time:

(i)                                     If the Company has received a bona fide written Takeover Proposal (that did not result from a breach of Section 6.6) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Takeover Proposal is a Superior Proposal, (x) the Company Board may make a Company Adverse Change Recommendation, or (y) the Company may terminate this Agreement pursuant to Section 8.1(i) to enter into a Specified Agreement with respect to such Superior Proposal, if and only if:  (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary obligations of the Company Board to the Company’s stockholders under applicable Law; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) at least four (4) Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation);  (C) (1) the Company shall have provided to Parent the identity of the Person or group of Persons making such Takeover Proposal (except to the extent disclosure of such identity would breach a confidentiality obligation in effect prior to the execution of this Agreement) and a copy of the Takeover Proposal (which may be redacted if necessary to remove the identity of the person making such request, proposal or offer to comply with any confidentiality obligation in effect prior to the execution of this Agreement) or, if not in writing, a summary of the material terms and conditions of any Takeover Proposal in accordance with Section 6.6(c), (2) the Company shall have given Parent the opportunity to propose revisions to the terms of this Agreement or make another proposal so that such Takeover Proposal would cease to constitute a Superior Proposal, and shall have negotiated in good faith during such four (4) Business Days after the Determination Notice with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Takeover Proposal is a Superior Proposal and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) would reasonably be expected to be inconsistent with the fiduciary obligations of the Company Board to the Company’s stockholders under applicable Law.  Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1.  For the avoidance of doubt, the provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any Takeover Proposal and require a new Determination Notice, except that the references to four (4) Business Days shall be deemed to be two (2) Business Days.

(ii)                                  Other than in connection with a Takeover Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance that has occurred and is continuing, if and only if:  (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary obligations of the Company Board to the Company’s stockholders under applicable Law; (B) the Company shall have given Parent a Determination Notice at least four (4) Business Days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail and the basis upon which the Company Board proposes to make a Company Adverse Change Recommendation, (2) the Company shall have given Parent the four (4) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would reasonably be expected to be inconsistent with the fiduciary obligations of the Company Board to the Company’s stockholders under applicable Law.  For the avoidance of doubt, the provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that the references to four (4) Business Days shall be deemed to be two (2) Business Days.

Section 6.2                                    Employee and Employee Benefit Matters.

(a)                                 Parent agrees to honor in accordance with their terms all Company Employee Benefit Plans listed in Section 6.2 of the Company Disclosure Letter or filed as exhibits to the Available Company SEC Documents and all accrued benefits vested thereunder; it being understood and agreed that nothing in this Section 6.2(a) shall prevent Parent from amending or terminating any Company Employee Benefit Plan or other agreement in accordance with its terms and applicable Law.

(b)                                 As of the Closing, the Surviving Corporation or one of the Company Subsidiaries shall continue to employ the employees of the Company and the Company

Subsidiary as of the Effective Time. For a period of one year following the Effective Time, Parent agrees to provide, or cause to be provided, to those employees of the Company and the Company Subsidiaries who are employed by them as of immediately prior to the Effective Time and who continue to be actively employed by the Surviving Corporation (or any Affiliate thereof) during such one-year period the base salary (or base wages, as the case may be), no less favorable than the base salary (or base wages, as applicable)  provided by the Company and the Company Subsidiaries to such employees immediately prior to the Effective Time; provided that Parent shall be under no obligation to retain any employee or group of employees of the Company or the Company Subsidiaries other than as required by applicable Law.

(c)                                  For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation), Parent shall, or shall cause its subsidiaries to, use commercially reasonable efforts to cause each such plan, program or arrangement to treat the prior service with the Company and its Affiliates of each person who is an employee or former employee of the Company or the Company Subsidiaries immediately prior to the Closing (a “Company Employee”) (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Closing) as service rendered to Parent or the Parent Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit.  Parent shall, or shall cause its Subsidiaries to use commercially reasonable efforts to, give Company Employees credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required.  Parent shall also use commercially reasonable efforts to cause each Employee Benefit Plan maintained by or contributed to by Parent and its subsidiaries (including, after the Closing, the Surviving Corporation) in which Company Employees participate, to waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing.  Parent shall recognize any accrued but unused vacation, sick leave, and sabbatical time of the Company Employees as of the Closing Date, in accordance with the terms of such Company policies and Parent shall cause the Company and the Company Subsidiaries to provide such vacation, sick leave, and sabbatical time in accordance with the terms of such Company policies but in no event will Parent be obligated to extend or enlarge the benefits available under such Company policies.

(d)                                 Parent agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar federal, state or local Law or regulation, and to otherwise comply with the WARN Act and any such other similar Law or regulation with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Company Employees (including as a result of the consummation of the Transactions) and occurring from and after the Closing.  Parent shall not take any action on or after the Closing Date that would cause any termination of employment of any employees by Company or its affiliates that occurs prior to the Closing to constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act or any similar federal, state, local or foreign Law or regulation, or to create any liability or penalty to Company or its affiliates for any employment terminations under applicable Law.

(e)                                  If requested by Parent in writing within thirty (30) Business Days prior to the Effective Time, effective as of, and contingent upon, the Closing Date, the Company shall adopt such resolutions or amendments to terminate the Company 401(k) plan. The Company shall provide Parent with a copy of the resolutions or plan amendments (the form and substance of which shall be subject to review and approval by Parent) evidencing that the Company 401(k) plan has been terminated.

(f)                                   The parties acknowledge and agree that all provisions contained in this Section 6.2 are included for the sole benefit of the parties, and that nothing in this Agreement, whether express or implied, (i) shall create any third party beneficiary or other rights (A) in any other person, including any employees or former employees of the Company, any Company Subsidiary or any Affiliate of the Company, any Company Employee, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates or to employment or continued employment or to a particular term or condition of employment with Parent or any of its Subsidiaries, or any of their respective Affiliates or (ii) shall be treated as an amendment or other modification of any employee benefit plan.

Section 6.3                                    Reasonable Best Efforts; Antitrust Filings.

(a)                                 Subject to the terms and conditions set forth in this Agreement, each of the parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including using reasonable best efforts to (i) obtain all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from Governmental Authorities (the “Governmental Consents”) and make all necessary registrations and filings and take all steps as may be necessary to obtain any such Governmental Consents by or from, or to avoid an action or proceeding by, any Governmental Authority, including in connection with any Antitrust Law; (ii) obtain all necessary consents, authorizations, approvals or waivers from third parties; and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

(b)                                 By way of illustration and not limitation, the parties agree to promptly take, and cause their respective Subsidiaries to take, all actions and steps requested or required by any Governmental Authority as a condition to granting any Governmental Consent, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which Governmental Consents are sought with respect to the Transactions, so as to obtain such Governmental Consents, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Authorities under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or materially delaying the Offer Acceptance Time or the Closing or delaying the Offer Acceptance Time beyond the Expiration Time, including (x) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of Parent and Merger Sub and the Company, and (y) otherwise taking or committing to take any actions with respect to its or the Company’s businesses, product lines or assets; provided that the parties shall only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is conditioned upon the occurrence of the Closing.  In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, each of the parties shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any Judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the Outside Date.

(c)                                  Notwithstanding anything to the contrary in this Agreement, no party shall be required, nor shall the Company or any the Company Subsidiaries be permitted, to (x) undertake any efforts, or to take or consent to any action, if such efforts, action or consent, individually or in the aggregate, would be reasonably likely to result in a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, (y) take or agree to take any action with respect to the business or operations of Parent or its Affiliates (other than the Company and the Company Subsidiaries after the Closing, subject to the other limitations herein), or (z) take or commit to take any action with respect to its business or operations in connection with obtaining the expiration or termination of the applicable waiting periods under, or any approvals under, the HSR Act or any Governmental Consent, unless the effectiveness of such agreement or action is conditioned upon the occurrence of the Closing.

(d)                                 Subject to the terms and conditions of this Agreement, each of the parties hereto shall (and shall cause their respective Affiliates, if applicable, to):  (i) promptly, but in no event later than ten (10) Business Days after the date hereof, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications are required to be made with, or Governmental Consents are required to be obtained from, any other Governmental Authorities in connection with the Transactions.

(e)                                  Without limiting the generality of anything contained in this Section 6.3, during the Pre-Closing Period, each party hereto shall use its reasonable best efforts to (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Authority or brought by a third party before any Governmental Authority, in each case, with respect to the Transactions, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other Governmental Authority in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) upon request, promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Authority in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than Item “4(c)” and “4(d)” documents as those terms are used in the rules and regulations under the HSR Act), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Authority or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each party hereto shall provide advance notice of and permit authorized Representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or Legal Proceeding.  Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may reasonably be requested by any Governmental Authority, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any party or any of their respective Subsidiaries from any Governmental Authority in connection with such applications or filings for the Transactions.  Merger Sub shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings.  Neither party shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act, or pull and refile under the HSR Act, or other applicable Antitrust Laws, without the prior written consent of the other party.

Section 6.4                                    Public Statements.  The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter, subject to Section 5.2, the Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions (to the extent not previously issued or made in accordance with this Agreement) and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading market.  Prior to making any written communications to the employees or independent contractors of the Company or any of the Company Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication. Notwithstanding the foregoing, this Section 6.4 shall not apply to any communication (a) that is consistent with the initial press release and the terms of this Agreement and does not contain any information relating to the Company, Parent or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 6.4, (b) is made in the ordinary course of business consistent with past practice and does not primarily relate to this Agreement or the Transactions or (c) with respect to any Company Adverse Change Recommendation or announcement made with respect to any Takeover Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties hereto regarding this Agreement or the Transactions.

Section 6.5                                    Notification of Certain Matters.  During the Pre-Closing Period, the Company agrees to give prompt notice to Parent of (i) any written notice received by the Company from any Person alleging that the consent of such Person is required in connection with the Transactions, (ii) any notice from any Governmental Authority in connection with the Transactions, (iii) any Transaction Litigation commenced or, to the knowledge of the Company, threatened against or involving the Company or any of the Company Subsidiaries, and (iv) any fact or circumstance that causes or is reasonably likely to cause the failure of any Offer Condition; provided, that the failure to deliver any notice pursuant to this Section 6.5 shall not be considered in determining whether any Offer Condition or condition in Article 7 has been satisfied. During the Pre-Closing Period, each of Parent and Merger Sub agrees to give prompt notice to the Company of (i) any written notice received by them from any Person alleging that the consent of such Person is required in connection with the Transactions, (ii) any notice from any Governmental Authority in connection with the Transactions, (iii) any Transaction Litigation commenced or, to the knowledge of the Parent, threatened against or involving Parent, Merger Sub or any of Parent’s Affiliates, or (iv) any fact or circumstance that causes or is reasonably likely to cause the failure of any Offer Condition; provided, that the failure to deliver any notice pursuant to this Section 6.5 shall not be considered in determining whether any Offer Condition or condition in Article 7 has been satisfied.  In no event shall the delivery of any notice by a party pursuant to this Section 6.5 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.6                                    No Solicitation.

(a)                                 Except as permitted by this Section 6.6, during the Pre-Closing Period, the Company shall not, and shall cause its controlled Affiliates and its and their directors and executive officers not to, and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal (as hereinafter defined) or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Takeover Proposal (other than informing third parties of the existence of the provisions contained in this Section 6.6).  The Company shall, and shall cause its controlled Affiliates and its and their directors and executive officers to, and shall use reasonable best efforts to cause its other Representatives to (I) cease immediately and cause to be terminated, any and all existing solicitations, discussions or negotiations, if any, with any third party or its Representatives conducted prior to the date hereof with respect to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (II) immediately terminate access by any third party to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal and (III) request that any such third party and its Representatives in possession of non-public information in respect of the Company and the Company Subsidiaries return or destroy all such information.  Notwithstanding the foregoing, prior to the Offer Acceptance Time, in response to a bona fide written Takeover Proposal received from a third party after the date of this Agreement (which Takeover Proposal did not arise out of a breach of Section 6.6) that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside counsel) is, or is reasonably likely to result in, a Superior Proposal, the Company and its representatives may (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Takeover Proposal and its representatives pursuant to an Acceptable Confidentiality Agreement; provided that (A) prior to furnishing any such information, the Company receives from such third party an executed Acceptable Confidentiality Agreement and (B) to the extent not previously provided or made available to Parent, any such non-public information so furnished is provided or made available to Parent promptly (and in any event no later than twenty-four (24) hours) after it is so furnished to such third party and (y) conduct such additional discussions as the Company Board shall determine. Notwithstanding anything to the contrary contained in this Agreement, only in circumstances in which the Company Board makes a good faith determination, after consultation with outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations of the Company Board to the Company’s stockholders under applicable Law, the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making a Takeover Proposal.

(b)                                 Nothing contained in this Section 6.6 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the holders of Company Common Stock a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) from making any disclosure to the holders of Company Common Stock that is required by applicable Law, or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act.  In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that describes the Company’s receipt of a Takeover Proposal, the identity of the Person making such Takeover Proposal, the material terms of such Takeover Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Takeover Proposal; or (C) a Company Adverse Change Recommendation. Furthermore, nothing in this Section 6.6 shall prohibit the Company or any of its Representatives from contacting and engaging in any discussions with any person or group or their respective Representatives who has made a Takeover Proposal solely for the purpose of clarifying such Takeover Proposal and the terms thereof.

(c)                                  In addition to the other obligations of the Company set forth in this Section 6.6, the Company shall promptly (and in any event within twenty-four (24) hours of receipt) notify Parent of any request for information with respect to any Takeover Proposal that is received during the Pre-Closing Period, or any inquiry with respect to, a Takeover Proposal received during the Pre-Closing Period and, in connection with such notice, provide to Parent the identity of the Person or group of Persons making such Takeover Proposal (except to the extent disclosure of such identity would breach a confidentiality obligation in effect prior to the execution of this Agreement) or request and a copy of the Takeover Proposal or request or, if not in writing, a summary of the material terms and conditions of the Takeover Proposal or request. The Company shall (i) keep Parent reasonably informed on a current basis of the status and material terms of any such Takeover Proposal or request and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable (and in any event within twenty-four (24) hours of receipt) any written indication of interest (or amendment thereto) or any written material that constitutes an offer (or amendment thereto), including copies of any proposed Specified Agreement (which may be redacted if necessary to remove the identity of the person making such request, proposal or offer to comply with any confidentiality obligation in effect prior to the execution of this Agreement); provided, that the Company and the Company Subsidiaries and their respective Representatives shall not engage in any substantive discussions or negotiations or provide any non-public information concerning the Company or any of the Company Subsidiaries unless and until such person’s identity has been disclosed to Parent and such redactions have been unredacted.

Section 6.7                                    Indemnification and Insurance.

(a)                                 Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or an employee of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect.  From and after the Effective Time, the Surviving Corporation shall be liable to pay and perform in a timely manner such indemnification obligations.

(b)                                 For six years after the Effective Time, to the full extent permitted under applicable Law, the Surviving Corporation shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.

(c)                                  Parent shall cause the Surviving Corporation to maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers from an insurance carrier with the same or better credit rating as Company’s current insurance carrier, (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time, (iii) that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, that, the Company may prior to the Effective Time substitute for the existing D&O Insurance a single premium tail coverage with an annual cost not in excess of the Maximum Amount; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount.  Parent shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.7(c).

(d)                                 The obligations of Parent and the Surviving Corporation under this Section 6.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.7 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7, each of whom may enforce the provisions of this Section 6.7).

(e)                                  If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

Section 6.8                                    Section 16 Matters.  Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Merger by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9                                    Rule 14d-10 Matters.  Prior to the Offer Acceptance Time and to the extent permitted by applicable Law, the compensation committee of the Company Board, at a meeting duly called and held, shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Section 6.10                             Company Stock Awards; ESPP.

(a)                                 As soon as reasonably practicable following the date hereof, and in any event prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations or resolutions of the Company Board or a committee thereof) that may be necessary (under the Stock Plans and award agreements pursuant to which Company Stock Awards are outstanding or otherwise) to (i) accelerate the vesting and exercisability (as applicable) of each unexercised Option then outstanding and the vesting and settlement of each RSU then outstanding so that each such Company Stock Award shall be vested and exercisable or convertible effective as of immediately prior to, and contingent upon, the Effective Time in accordance with Section 2.4(a) and Section 2.4(b), (ii) accelerate the vesting of each share of Restricted Stock then outstanding so that each such share shall be fully vested effective as of immediately prior to, and contingent upon, the Offer Acceptance Time in accordance with Section 2.4(c), (iii) terminate each Stock Plan (except as otherwise agreed by Parent) effective as of and contingent upon the Effective Time, and (iv) following the vesting acceleration described in (i) above, cause, as of the Effective Time, each unexpired and unexercised Option and each unexpired RSU then outstanding as of immediately prior to the Effective Time (and each plan, if any, under which any Company Stock Award may be granted except, with respect to any such plan, as otherwise agreed by Parent) to be canceled, terminated and extinguished, subject, if applicable, to payment pursuant to Section 2.4, in all cases subject to Section 2.4(d) and 2.4(f). The Company shall ensure that following the Effective Time, no holder (or former holder) of Options, RSUs, Restricted Stock or other Company Stock Award shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or Parent or any other equity interest therein.

(b)                                 The Company shall take all actions necessary or required under the ESPP and applicable Law to, contingent on the Effective Time, (i) ensure that no offering period or purchase period shall be authorized or commenced on or after the date of this Agreement and (ii) if the Closing shall occur prior to the end of any offering period in existence under the ESPP on the date of this Agreement, cause the rights of participants in the ESPP with respect to any such offering period (and purchase period thereunder) then underway under the ESPP to be determined by treating the last Business Day prior to the Offer Acceptance Time as the last day of such offering period (such date or the date such offering period terminates by its terms, if earlier, the “Final Purchase Date”) and purchase period.  The Company shall cause the exercise (as of the Final Purchase Date) of each outstanding purchase right under the ESPP in accordance with the terms of the ESPP and thereafter terminate the ESPP in its entirety effective as of the Offer Acceptance Time, contingent upon the Effective Time.

Section 6.11                             Merger Sub Stockholder Consent.  Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

Section 6.12                             Transfer Taxes.  Parent and Merger Sub shall pay, or cause to be paid, all documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar Taxes, fees and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the Transactions, and shall file all Tax Returns related thereto that are required to be filed by Parent or Merger Sub.

Section 6.13                             No Control of the Other Party’s Business.  The parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time.  Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 6.14                             Transaction Litigation.  Except as expressly set forth in Section 6.3(d) and this Section 6.14, prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, the Company shall control the defense of any Transaction Litigation to which the Company, any Company Subsidiary or any of their respective Representatives is a party; provided, however, each of Parent and the Company shall promptly advise the other of any material developments regarding, and the Company shall reasonably cooperate with Parent in connection with, and shall reasonably consult with and permit Parent and its Representatives to participate (at Parent’s expense) in, the defense, negotiation or settlement of any Transaction Litigation and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any of the Company Subsidiaries nor any of its or their Representatives to, compromise, settle or come to a settlement arrangement regarding any Transaction Litigation unless Parent shall otherwise consent in writing, which shall not be unreasonably withheld, conditioned or delayed.

Section 6.15                             NASDAQ Listing.  Prior to the Effective Time, the Company shall (a) use reasonable best efforts to maintain the listing of the Company Common Stock on NASDAQ and (b) cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company and of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

ARTICLE 7
CONDITIONS PRECEDENT TO THE MERGER

The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

Section 7.1                                    No Injunctions or Restraints.  No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof; provided that the party seeking to assert this condition shall have used those efforts required hereunder to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition.

Section 7.2                                    Consummation of Offer.  Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn pursuant to the Offer.

Section 7.3                                    Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely upon the failure of any condition set forth in Sections 7.1 or 7.2 to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                    Termination.  This Agreement may be terminated and the Offer and the Merger may be abandoned (with respect to Section 8.1(b) through Section 8.1(i), by written notice by the terminating party to the other party) at any time prior to the Offer Acceptance Time:

(a)                                 by mutual written consent of Parent and the Company;

(b)                                 by either the Company or Parent, if the Offer (as it may have been extended pursuant to this Agreement) shall have expired at a time when the Minimum Tender Condition shall not have been satisfied and without the acceptance for payment of Shares pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure of the Minimum Tender Condition to have been satisfied is attributable to a failure on the part of such party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such party at or prior to such Expiration Time;

(c)                                  by either the Company or Parent, if the Offer Acceptance Time shall not have occurred on or prior to the close of business on the date that is one hundred twenty (120) days following the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer Acceptance Time to occur on or before the Outside Date;

(d)                                 by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition making the Offer or Merger illegal or otherwise permanently preventing the consummation of either thereof shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall have used those efforts required hereunder to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition;

(e)                                  by Parent prior to the Offer Acceptance Time, (i) if the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, (ii) shall have failed to publicly reaffirm the Company Board Recommendation as required pursuant to Section 6.1(a)(ii) or (iii) shall have effected a Company Adverse Change Recommendation;

(f)                                   by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of an Offer Condition set forth in clause (c) or (d) of Exhibit B and (B) is incapable of being cured by the Outside Date, or has not been cured by the Company within thirty (30) days after the date Parent gives the Company notice of such breach or failure to perform; provided, however that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g)                                  by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) has had or would reasonably be expected to have a Parent Material Adverse Effect, and (B) is incapable of being cured by the Outside Date or has not been cured by Parent within thirty (30) days after the date the Company gives Parent notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;

(h)                                 by the Company, if Merger Sub shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 1.1(a) or if Merger Sub shall have failed to accept for purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer when required to do so under Section 1.1(e), in each case if such failure has not been cured by Parent within three (3) days after the date the Company gives Parent notice of such failure; provided, however, that the Company may not terminate this Agreement pursuant to Section 8.1(h) if such failure to commence the offer resulted from the breach of this Agreement by the Company; or

(i)                                     by the Company prior to the Offer Acceptance Time in order to accept a Superior Proposal that did not result from a breach of Section 6.6 and enter into a definitive agreement providing for the implementation of such Superior Proposal (a “Specified Agreement”); provided that (x) the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.3(a) prior to or concurrently with such termination and (y) concurrently with such termination, the Company enters into a definitive Specified Agreement.

Section 8.2                                    Effect of Termination.  Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void, except for the provisions of (i) Section 8.2, (ii) Section 8.3, (iii) Section 5.2(b), (iv) the last sentence of Section 1.2(c), and (v) Article 9, which shall survive such termination; provided that nothing herein shall relieve any party from liability for fraud or, in the case of the Company except as otherwise provided in Sections 8.3(c), willful and material breach of this Agreement. The Confidentiality Agreement shall not be affected by the termination of this Agreement.

Section 8.3                                    Fees and Expenses.

(a)                                 If this Agreement is terminated pursuant to Section 8.1(e) the Company shall promptly, but in no event later than two Business Days after termination of this Agreement, pay, or cause to be paid, to Parent a fee in immediately available funds of $7,228,153 (the “Company Termination Fee”). If this Agreement is terminated pursuant to Section 8.1(i) the Company shall, prior to or concurrently with such termination, pay, or cause to be paid, to Parent the Company Termination Fee.

(b)                                 If this Agreement is terminated (x) by the Company or Parent pursuant to Section 8.1(b) or Section 8.1(c) or by Parent pursuant to Section 8.1(f), (y) at any time on or after the date hereof and prior to such termination a Takeover Proposal shall have been publicly announced or otherwise communicated to the Company Board and not irrevocably withdrawn prior to such termination, and (z) within twelve (12) months after the date of such termination, the Company enters into a Contract with respect to or consummates any transaction specified in the definition of “Takeover Proposal” the Company shall pay Parent the Company Termination Fee no later than the second Business Day after the consummation of such transaction.  For purposes of this Section 8.3(b), “Takeover Proposal” shall have the meaning ascribed thereto except that references in such definition to “twenty percent (20%)” shall be replaced by “fifty percent (50%).”

(c)                                  In the event that Parent or its designee shall receive full payment pursuant to this Section 8.3, the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.  Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 8.3 shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company, the Company Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, the “Company Released Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Released Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d)                                 If this Agreement is terminated by the Company pursuant to Section 8.1(g) or Section 8.1(h), in each case due to willful and material breach of this Agreement on the part of the Parent or Merger Sub, Parent shall promptly, but in no event later than two Business Days after termination of this Agreement, pay Company a fee in immediately available funds of $11,358,527 (the “Parent Termination Fee”).  The Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to Section 8.3 shall be the sole and exclusive remedy of the Company, and its Affiliates against Parent, Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, the “Parent Released Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Parent Released Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(e)                                  The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement; accordingly, if a party fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, the other party commences a Legal Proceeding which results in a Judgment against the breaching party, the breaching party shall pay the non-breaching party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(f)                                   Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

ARTICLE 9
GENERAL PROVISIONS

Section 9.1                                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt, if delivered personally, (b) two Business Days after being sent by certified mail (return receipt requested) or sent by overnight courier, (c) if sent by email transmission before 6:00 p.m. New York City time on a Business Day and receipt is confirmed, the Business Day of transmission and (d) if sent by email transmission after 6:00 p.m. New York City time on a Business Day or on a day that is not a Business Day and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

Jamba, Inc.

3001 Dallas Pkwy, Suite 140

Frisco, Texas 75034

Attention:  Josh Nicosia, General Counsel

Email:  legal@jambajuice.com

with a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA  94303

Attention:  Eric Wang and Brandee Diamond

Email:  eric.wang@dlapiper.com and brandee.diamond@dlapiper.com if to Parent or Merger Sub:

Focus Brands Inc.

5620 Glenridge Drive NE
Atlanta GA  30342

Attention: Michael J. Dixon, Executive Vice President and Chief Financial Officer

Sarah Powell, Executive Vice President, General Counsel and Secretary

Email: mdixon@focusbrands.com

spowell@focusbrands.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Jeffrey D. Marell

Email: jmarell@paulweiss.com

Section 9.2                                    Representations and Warranties.  The representations and warranties contained in this Agreement shall not survive the Merger.

Section 9.3                                    Interpretations.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “or” shall be disjunctive but not exclusive. Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.4                                    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)                                 Each of the parties hereto (i) irrevocably and unconditionally consents to submit itself to the personal jurisdiction of any state or Federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Offer, the Merger or any of the other Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a state or Federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

(c)                                  Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or relating to this Agreement or the Transactions.

Section 9.5                                    Counterparts; Electronic Transmission of Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 9.6                                    Assignment; No Third Party Beneficiaries.

(a)                                 This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b)                                 Nothing in this Agreement or any other agreement contemplated hereby is intended to give, or shall be construed as giving, any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for, from and after the Closing, (i) the rights of holders of Shares or Company Stock Awards to receive the Offer Price or Merger Consideration, as applicable, (ii) the rights of each Indemnified Party under Section 6.7, and (iii) the limitations on liability of the Company Released Parties and Parent Released Parties set forth in Section 8.3.

Section 9.7                                    Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 9.8                                    Entire Agreement.  This Agreement, the Support Agreements and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

Section 9.9                                    Parent Guarantee.  Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.  Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement.  This is a guarantee of payment and performance.  Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.9.

Section 9.10                             Enforcement.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy and would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11                             Amendment.  Prior to the Offer Acceptance Time, subject to Section 6.7(d), this Agreement may be amended by the parties hereto, without the need to obtain the approval of any third party beneficiaries.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.12                             Waiver.  Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

Section 9.13                             Non-Recourse to Non-Parties.  Without limiting any of the express terms or conditions of this Agreement, each party agrees, on behalf of itself and its Affiliates and Representatives, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement or any other agreement referenced herein or the Transactions (including any financing obtained in connection with the transactions contemplated by this Agreement), (B) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (C) any breach or violation of this Agreement or any other agreement referenced herein and (D) any failure of the Transactions or any other agreement referenced herein (including any agreement in respect of financing obtained in connection with the Transactions) to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified herein as a party to this Agreement (or a party to any such other agreement referenced herein or contemplated hereunder)

and, in accordance with, and subject to the terms and conditions of this Agreement (or the terms of any such other agreement referenced herein or contemplated hereunder).

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

JAMBA, INC.

By:	/s/ David A. Pace
Name: David A. Pace
Title: Chief Executive Officer

FOCUS BRANDS INC.

By:	/s/ Steven C. DeSutter
Name: Steven C. DeSutter
Title: Chief Executive Officer

JAY MERGER SUB, INC.

By:	/s/ Steven C. DeSutter
Name: Steven C. DeSutter
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Defined Terms

“2010 Health Care Law” has the meaning set forth in Section 3.10(g) of this Agreement.

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from complying with its obligations under Section 6.6 of this Agreement and does not include any provision providing for an exclusive right to negotiate with the Company prior to the termination of this Agreement; provided, however, that such confidentiality agreement shall not be required to include standstill provisions that prohibit or restrict the making or amendment of any private or public Takeover Proposal.

“Accepted Shares” has the meaning set forth in Section 2.2(b) of this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership of other ownership interests, by Contract or otherwise.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Anti-Corruption Laws” mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable laws and regulations (including non U.S. laws and regulations) issued by a Governmental Authority that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Applicable Holder” has the meaning set forth in Section 2.4(f) of this Agreement.

“Appraisal Shares” has the meaning set forth in Section 2.5 of this Agreement.

“Authorizations” has the meaning set forth in Section 3.13(b) of this Agreement.

“Available Company SEC Document” has the meaning set forth in the preamble to Article 3 of this Agreement.

“Business Days” mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 1.6 of this Agreement.

“Certificates” has the meaning set forth in Section 2.3(b) of this Agreement.

“Change in Circumstance” means any material event or development or material change in circumstances with respect to the Company (a) arising after the date of this Agreement, (b) that becomes known to, or reasonably foreseeable by (or the consequences of which become known to, or reasonably expected to occur by) the Company Board prior to the consummation of the Offer and (c) that does not relate to (i) any Takeover Proposal, (ii) any events, changes or circumstances relating to Parent, Merger Sub or any of their Affiliates, (iii) changes in the market price or trading volume of the Company Common Stock or (iv) clearance of the Merger under the Antitrust Laws.

“Closing” has the meaning set forth in Section 1.5 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.5 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Adverse Change Recommendation” has the meaning set forth in Section 6.1(a) of this Agreement.

“Company Associate” means each officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or any Company Subsidiary.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in the recitals to this Agreement.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Letter” has the meaning set forth in the preamble to Article 3 of this Agreement.

“Company Employee” has the meaning set forth in Section 6.2(c) of this Agreement.

“Company Employee Agreement” means each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between:  (a) the Company or any Company Subsidiary and (b) any Company Associate (other than any Company Associate that is part time or paid on an hourly basis), other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Law) without any obligation on the part of the Company or any Company Subsidiary to make any severance, termination, change in control or similar payment or to provide any benefit.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any Company Subsidiary with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof.

“Company ERISA Affiliate” means an Entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code.

“Company Financial Advisor” has the meaning set forth in Section 3.28 of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 3.6(b) of this Agreement.

“Company Intellectual Property” means (a) all Company Owned Intellectual Property and (b) all Intellectual Property licensed by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, condition, change, effect, occurrence or fact that individually or in the aggregate with all other events, conditions, changes, effects, occurrences or facts (a) has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (b) would reasonably be expected to prevent, materially impede or materially delay the consummation by the Company of the Merger or any of the other Transactions or the ability of the Company to perform its obligations under this Agreement; provided, however, that Company Material Adverse Effect shall not include any event, condition, change, effect, occurrence or fact attributable to (A) changes adversely affecting the United States economy (so long as Company and the Company Subsidiaries are not disproportionately affected thereby); (B) general political, economic or market conditions or general changes or developments in the industry in which the Company and the Company Subsidiaries operate (so long as Company and the Company Subsidiaries are not disproportionately affected thereby), (C) acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof, (D) the Transactions or the announcement or performance thereof, including any negative impact on or disruption in relationships with customers, suppliers, distributors, employees or similar relationships, (E) changes in Law or any applicable accounting regulations or principles or the interpretations thereof (so long as Company and the Company Subsidiaries are not disproportionately affected thereby), (F) changes in the price or trading volume of the Company’s stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso), (G) any failure by the Company to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso), or (H) the taking of any action required by this Agreement or expressly approved or permitted in writing by Parent, or the failure to take any action prohibited by this Agreement.

“Company Material Contract” has the meaning set forth in Section 3.18(a) of this Agreement.

“Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or any Company Subsidiary.

“Company Termination Fee” has the meaning set forth in Section 8.3(a) of this Agreement.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a) of this Agreement.

“Company Released Parties” has the meaning set forth in Section 8.3(c) of this Agreement.

“Company SEC Reports” has the meaning set forth in Section 3.6(a) of this Agreement.

“Company Stock Awards” mean all Options, RSUs and Restricted Stock.

“Company Subsidiaries” mean the Subsidiaries of the Company.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(a) of this Agreement.

“Constituent Corporations” means the Company and Merger Sub.

“Contract” means any agreement, contract, obligation, arrangement, undertaking or other commitment that is legally binding together with all exhibits, schedules and amendments thereto.

“Credit Agreement” means that certain Credit Agreement, dated November 3, 2016, among Jamba Juice Company, the Company, the other Guarantors (as defined therein), the Lenders (as defined therein), and Cadence Bank, National Association.

“Current Employee” has the meaning set forth in Section 3.16 of this Agreement.

“Determination Notice” has the meaning set forth in Section 6.1(b)(i) of this Agreement.

“D&O Insurance” has the meaning set forth in Section 6.7(c) of this Agreement.

“DGCL” has the meaning set forth in the Recitals of this Agreement.

“DOJ” means the United States Department of Justice.

“DTC” has the meaning set forth in Section 2.3(a) of this Agreement.

“DTC Payment” has the meaning set forth in Section 2.3(a) of this Agreement.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System.

“Effective Date” has the meaning set forth in Section 1.6 of this Agreement.

“Effective Time” has the meaning set forth in Section 1.6 of this Agreement.

“Employee Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, relating to pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, stock option or other equity based compensation, retirement and employment, consulting, indemnification, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit or any other similar employee benefits.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Laws” means any Federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law and their implementing regulations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ESPP” means the Company’s Employee Stock Purchase Plan, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” has the meaning set forth in Section 2.2(b) of this Agreement.

“Exclusive Rights” has the meaning set forth in Section 3.18(a) of this Agreement.

“Expiration Time” has the meaning set forth in Section 1.1(c) of this Agreement.

“FDD” has the meaning set forth in Section 3.20(d) of this Agreement.

“Final Purchase Date” has the meaning set forth in Section 6.10(b) of this Agreement.

“Franchise Agreement” means any Contract, including, any area development agreement, area license agreement, franchise agreement, master franchise agreement, area representative agreement or similar agreement that relates to the development or franchising of franchises, pursuant to which the Company or any Company Subsidiary grants or has granted any franchise or the right or option to acquire any franchise to develop or operate or license others to develop or operate any retail business that sells Jamba Juice products.

“Franchise Laws” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising”, 16 CFR Part 436.1 et seq., and any other Law in any jurisdiction in which the Company or any Company Subsidiary have offered franchises that regulates the offer or sale of franchises, including any pre-sale registration or disclosure Law, and including any Law regulating franchise termination, non-renewal, transfer, unfair practices or other franchise relationship matters.

“Franchisee” means any person other than the Company or any Company Subsidiary that is granted a right to develop or operate or is granted a right to license others to develop or operate, any retail business that sells Jamba Juice products.

“FTC” means the United States Federal Trade Commission.

“GAAP” has the meaning set forth in Section 3.6(b) of this Agreement.

“Governmental Authority” means any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) national, international, multinational, supra-national, federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit body or Entity and any court, arbitrator or other tribunal.

“Governmental Consents” has the meaning set forth in Section 6.3(a) of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 6.7(a) of this Agreement.

“Information Statement” has the meaning set forth in Section 3.9 of this Agreement.

“Intellectual Property” means patents, copyrights, trademarks, service marks, trade names, trade dress, domain names, social media accounts, trade secrets, moral rights, know-how and all other intellectual property rights of any kind or nature.

“Judgment” has the meaning set forth in Section 3.5 of this Agreement.

“Knowledge” or “knowledge” with respect to (i) the Company shall mean with respect to any matter in question the actual knowledge of the Company’s executive officers after reasonable inquiry of the employees, consultants or independent contractors of the Company with the administrative or operational responsibility for such matter in question, or (ii) the Parent or the Merger Sub shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry of the employees, consultants or independent contractors of the Parent or the Merger Sub with the administrative or operational responsibility for such matter in question.  With respect to matters involving Intellectual Property, knowledge does not require that any of such Entity’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers.

“Law” means any national, international, multinational, supra-national, federal, state, local, municipal, foreign or other law, treaty, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of NASDAQ).

“Leases” has the meaning set forth in Section 3.19(b) of this Agreement.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Made Available” means a document has been (i) listed as an exhibit to the Annual Report and filed by the Company on EDGAR in unredacted form, (ii) filed by the Company on EDGAR in unredacted form or (iii) produced by the Company in the electronic dataroom established in connection with the negotiation of this Agreement for purposes of review by Parent and its legal counsel and advisors.

“Master Franchise Rights” has the meaning set forth in Section 3.18(a) of this Agreement.

“Material FDDs” has the meaning set forth in Section 3.20(d) of this Agreement.

“Maximum Amount” has the meaning set forth in Section 6.7(c) of this Agreement.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.2(a) of this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Minimum Tender Condition” has the meaning set forth in Exhibit B to this Agreement.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Offer” has the meaning set forth in the recitals to this Agreement.

“Offer Acceptance Time” has the meaning set forth in Section 1.1(e) of this Agreement.

“Offer Conditions” has the meaning set forth in Section 1.1(b) of this Agreement.

“Offer Documents” has the meaning set forth in Section 1.1(f) of this Agreement.

“Offer Price” has the meaning set forth in the recitals to this Agreement.

“Option” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any former Subsidiary of the Company or predecessor thereof to purchase Shares pursuant to any applicable Stock Plan.

“Option Cash Amount” has the meaning set forth in Section 2.4(a) to this Agreement.

“Outside Date” has the meaning set forth in Section 8.1(c) of this Agreement.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent Material Adverse Effect” means any change, effect, event, occurrence or fact that individually or in the aggregate with all other changes, effects, events, occurrences or facts that would reasonably be expected to prevent or delay past the Outside Date the ability of either Parent or Merger Sub to consummate the Offer, the Merger and the other Transactions.

“Parent Subsidiaries” has the meaning set forth in Section 4.4 of this Agreement.

“Permitted Lien” means (a) any Lien that arises out of Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings for which adequate reserves have been maintained in accordance with GAAP, (b) any Lien representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Liens that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any license of Intellectual Property, (d) in the case of real property, Liens that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property or that are otherwise set forth on a title report, (e) any Liens issued in connection with the obligations under the Credit Agreement, and (f) any in-bound license and any out-bound license.

“Parent Termination Fee” has the meaning set forth in Section 8.3(d) of this Agreement.

“Parent Released Parties” has the meaning set forth in Section 8.3(d) of this Agreement.

“Paying  Agent” has the meaning set forth in Section 2.3(a) of this Agreement.

“Payment Fund” has the meaning set forth in Section 2.3(a) of this Agreement.

“Person” means an individual or Entity.

“Personal Information” means any information that, alone or in combination with other information, identifies or allows the identification of, or contact with, any individual, including an individual’s name, address, telephone number, e-mail address, date of birth, photograph, social security number or tax identification number, credit card number, bank information, or biometric identifiers.

“Pre-Closing Period” has the meaning set forth in Section 5.1 of this Agreement.

“Principal Supplier” has the meaning set forth in Section 3.18(a)(vii) of this Agreement.

“Privacy and Security Laws” means Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Information, including federal, state, or foreign Laws regarding (i) data privacy, data collection, data protection and information security, (ii) data breach notification (as applicable) or (iii) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

“Registered IP” means all patents, registered copyrights, and registered trademarks, service marks and trade dress, and all applications for any of the foregoing.

“Representatives” mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Restricted Stock” means any award of restricted Shares outstanding immediately before the Effective Time with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan.

“RSU” means any restricted stock unit with respect to Shares, including but not limited to time-based restricted stock units, performance-based restricted stock units and market-based restricted stock units, granted pursuant to any applicable Stock Plan.

“RSU Cash Amount” has the meaning set forth in Section 2.4(b) of this Agreement.

“Schedule 14D-9” has the meaning set forth in Section 1.2(b) of this Agreement.

“Schedule TO” has the meaning set forth in Section 1.1(f) of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Section 262” has the meaning set forth in Section 2.5 of this Agreement.

“Shares” has the meaning set forth in the Recitals of this Agreement.

“Specified Agreement” has the meaning set forth in Section 8.1(i) of this Agreement.

“Stock Award Cancellation and Release Letter” has the meaning set forth in Section 2.4(f) of this Agreement.

“Stock Plans” means the Company’s Amended and Restated 1994 Stock Incentive Plan, the Company’s 2001 Equity Incentive Plan, as amended, the Company’s Amended and Restated 2006 Employee, Director and Consultant Stock Plan, the Company’s 2013 Equity Incentive Plan, as amended, certain non-plan “inducement awards” of Options and RSUs granted in reliance on NASDAQ Marketplace Rule 5635(c)(4), and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof, or any other Contract entered into by the Company or any of the Company Subsidiaries.

“Stockholder List Date” has the meaning set forth in Section 1.2(c) of this Agreement.

“Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” means any bona fide written Takeover Proposal (provided that for this purpose the references in such definition to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a third party, that the Company Board determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the ability to finance the proposal and other aspects of the proposal that the Company Board deems relevant, (A) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (including the terms of any proposal by the Parent to modify the terms of the Transactions) and (B) is reasonably likely to be consummated on the terms proposed.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Company or any

Company Subsidiary of (A)  the assets or businesses that constitute or represent twenty percent (20%) or more of the total revenue, operating income, or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) twenty percent (20%) or more of the outstanding Shares or any other Company capital stock or capital stock of, or other equity or voting interests in, any of the Company Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the Transactions.

“Tax Return” means any report, return, statement, declaration, form, election, estimate, claim for refund, information statement or other written information supplied or required to be supplied to a Governmental Authority in connection with Taxes, including in each case any amendments, schedules or attachments thereto.

“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any nonmaterial commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

“Taxes” means (i) all taxes, levies, duties, fees, imposts, or other governmental assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income, franchise, profits, gross receipts, capital gains, capital stock, conveyance, transfer (including real property transfer or gains), excise, real property, personal property (tangible and intangible), alcoholic beverage tax, sales, use, escheat, goods and services, value-added, ad valorem, license, capital, wage, employment, payroll, unemployment, withholding, branch, social security, severance, occupation, windfall profits, import, custom, stamp, alternative, add-on minimum, net worth, registration, disability, production, estimated, environmental or other governmental taxes or charges, imposed by any Governmental Authority, including any interest, penalties or additions to tax applicable thereto; (ii) liability for the payment of any amount imposed on any person of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group; and (iii) liability for the payment of any amount imposed on any person of a type described in clause (i) or clause (ii) as a transferor or successor or a result of any existing express or implied indemnification agreement or arrangement.

“Termination Condition” has the meaning set forth in Exhibit B to this Agreement.

“Transaction Litigation” means any Legal Proceeding commenced or threatened against any party or any of its Affiliates by any Governmental Authority or any private party relating to, arising out of or relating to this Agreement, the Merger or any of the other Transactions.

“Transactions” has the meaning set forth in Section 1.2(a) of this Agreement.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Uncertificated Shares” has the meaning set forth in Section 2.3(b) of this Agreement.

“Unvested Option” has the meaning set forth in Section 2.4(f) of this Agreement.

“Unvested RSU” has the meaning set forth in Section 2.4(f) of this Agreement.

“WARN Act” has the meaning set forth in Section 6.2(d) of this Agreement.

EXHIBIT B

Conditions of the Offer

Notwithstanding any other provision of the Offer or this Agreement to the contrary, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to, and Parent shall not be required to cause Merger Sub to, pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for, and may delay the acceptance for payment of or, subject to such rules and regulations, to pay for, any Shares tendered pursuant to the Offer and may terminate or amend the Offer, in accordance with and subject to the terms of this Agreement, if (i) there shall not have been validly tendered and “received” (as defined in Section 251(h)(6) of the DGCL), and not validly withdrawn, prior to the expiration of the Offer that number of Shares which, together with the Shares otherwise owned by Merger Sub or its Affiliates, equals a majority of the issued and outstanding Shares (the “Minimum Tender Condition”), (ii) all waiting periods (including all extensions thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated or (iii) any of the following conditions exists:

(a)                                 any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or any Law or other legal restraint or prohibition, shall be in effect that would make the Offer or the Merger illegal or otherwise prevent the consummation of either thereof;

(b)                                 since the date of this Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(c)                                  (i) the representations and warranties of the Company set forth in the first sentence of Section 3.7(a) of this Agreement shall not be true and correct in all respects as of the date of this Agreement, (ii) the representations and warranties of the Company set forth in Section 3.4(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Expiration Time, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (iii) the representations and warranties of the Company set forth in Sections 3.2(a) and Section 3.2(b) shall not be true and correct, except for de minimis inaccuracies, as of the date of this Agreement and as of the Expiration Time, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (iv) each of the other representations and warranties of the Company set forth in this Agreement shall not be true and correct as of the date of this Agreement and as of the Expiration Time, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of clause (iv) for such failures to be true and correct that (alone or in the aggregate with all such other failures of representations and warranties of the Company under this Agreement to be true and correct) have not had a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect”

B-1

and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded);

(d)                                 the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement prior to such time;

(e)                                  Parent shall not have received a certificate of the Company signed by an executive officer of the Company, dated the date on the which the Offer expires, certifying that the conditions specified in clauses (b), (c) and (d) have been satisfied; or

(f)                                   this Agreement shall have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Merger Sub and (except for the Minimum Tender Condition) may be waived by Parent and Merger Sub, in whole or in part at any time from time to time, in the sole discretion of Parent and Merger Sub; provided, that, the Minimum Tender Condition may only be waived with the prior written consent of the Company.  The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement or applicable Law. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit B but not defined herein shall have the meanings set forth in the Agreement to which it is attached.

B-2

EXHIBIT C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

JAMBA, INC.

1.              Name.  The name of the corporation is Jamba, Inc. (the “Corporation”).

2.              Address; Registered Office and Agent.  The address of the Corporation’s registered office is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808 and the name of its registered agent at such address is Corporation Service Company.

3.              Purposes.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.              Number of Shares.  The total number of shares of stock that the Corporation shall have authority to issue is 1,000 all of which shall be shares of Common Stock with the par value of $0.01 per share.

5.              Election of Directors.   Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.              Limitation of Liability.

(a)                                 To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b)                                 Any amendment or repeal of Section 6(a) shall not adversely affect any right or protection of a director of the Corporation  hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal

7.              Indemnification.

(a)                                 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to he made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 7(c), the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation (the “Board”).

(b)                                 Prepayment of· Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 7 or otherwise.

(c)                                  Claims. If a claim for indemnification or advancement of expenses under this Article 7 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d)                                 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 7 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

(e)                                  Other Sources. The Corporation’s obligations, if any, to indemnify or to advance· expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

(f)                                   Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article 7 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

(g)                                  Other Indemnification and Prepayment of Expenses. This Article 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

8.              Adoption, Amendment or Repeal of By-Laws.  The Board of Directors of the Corporation is authorized to adopt, amend or repeal the By-laws.

9.              Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.

EXHIBIT D

FORM OF STOCK AWARD CANCELLATION AND RELEASE AGREEMENT

This STOCK AWARD CANCELLATION AND RELEASE AGREEMENT, dated [•], 2018 (this “Release”), is made by and among Jamba, Inc., a Delaware corporation (the “Company”), the undersigned (the “Holder”) and, solely for purposes of Sections 5 and 7, Focus Brands Inc., a Delaware corporation (“Parent”).  All capitalized terms used but not otherwise defined in this Release shall have the meanings given such terms in the Merger Agreement (defined below).

RECITALS:

WHEREAS, the Holder is the holder of the Options, Restricted Stock Units (“RSUs”), shares of Restricted Stock or other Company Stock Award set forth on Schedule A (the “Company Stock Awards”) granted pursuant to a Stock Plan;

WHEREAS, reference is made to that certain Agreement and Plan of Merger dated as of August 1, 2018 (together with all annexes, schedules and amendments thereto, the “Merger Agreement”), by and among Parent, Jay Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and the Company, which provides, among other things, for Parent to commence the Offer to purchase all of the outstanding Shares and for the Merger of the Company and Merger Sub, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Merger Agreement provides that, at the Effective Time, each Company Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest, each such Option shall terminate and be canceled at the Effective Time and the holder of each such Option shall be entitled to receive from the Company the Option Cash Amount in settlement of such Option as soon as practicable following the Effective Time, in accordance with the Merger Agreement (in each case which shall not include Company Options where the vesting of which is based in whole or in part upon the attainment of one or more performance goals, which shall become immediately vested to the extent of the actual attainment of the applicable performance goal);

WHEREAS, the Merger Agreement provides that, at the Effective Time, each RSU that is outstanding immediately prior thereto shall immediately and fully vest, and each such RSU shall terminate and be canceled at the Effective Time and the holder of such RSU will be entitled to receive from the Company the RSU Cash Amount in settlement of such RSU as soon as practicable following the Effective Time, in accordance with the Merger Agreement (in each case which shall not include RSUs where the vesting of which is based in whole or in part upon the attainment of one or more performance goals, which shall become immediately vested to the extent of the actual attainment of the applicable performance goal);

WHEREAS, the Merger Agreement provides that, as of immediately prior to the Offer Acceptance Time, each share of Restricted Stock that is outstanding as of immediately prior to the Offer Acceptance Time shall immediately and fully vest such that the Company’s right of reacquisition or repurchase as applicable, shall lapse in full effective immediately prior to, and contingent upon, the Offer Acceptance Time and each share of Restricted Stock shall be treated as an outstanding Share for purposes of the Merger Agreement, including for purposes of tendering pursuant to the Offer, in accordance with the Merger Agreement (in each case which shall not include Restricted Stock where the vesting of which is based in whole or in part upon the attainment of one or more performance goals, which shall become immediately vested to the extent of the actual attainment of the applicable performance goal); and

WHEREAS, as a condition to (i) the payment to the Holder of the Option Cash Amount and RSU Cash Amount, in respect of the portion of the Holder’s Unvested Options and Unvested RSUs, and (ii) the acceleration of vesting (and lapsing of the Company’s right of reacquisition or repurchase, as applicable) of each share of Restricted Stock that was outstanding immediately prior to the Offer Acceptance Time, the Holder must execute and deliver to the Company this Stock Award Cancellation and Release Letter.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Release, and intending to be legally bound hereby, each party hereby agrees:

1.                                      In consideration of the right to receive the Option Cash Amount, in accordance with the Merger Agreement, at the Effective Time, each Company Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest (other than Company Options where the vesting of which is based in whole or in part upon the attainment of one or more performance goals, which shall become immediately vested to the extent of the actual attainment of the applicable performance goal), each such Option shall terminate and be canceled at the Effective Time.

2.                                      In consideration of the right to receive an RSU Cash Amount, in accordance with the Merger Agreement, at the Effective Time, each RSU that is outstanding immediately prior thereto shall immediately and fully vest (other than RSUs where the vesting of which is based in whole or in part upon the attainment of one or more performance goals, which shall become immediately vested to the extent of the actual attainment of the applicable performance goal), and such RSU shall terminate and be canceled at the Effective Time .

3.                                      In consideration of the acceleration of vesting (and lapsing of the Company’s right of reacquisition or repurchase, as applicable) of each share of Restricted Stock, in accordance with the Merger Agreement, as of immediately prior to the Offer Acceptance Time, each share of Restricted Stock that is outstanding immediately prior to the Offer Acceptance Time shall immediately and fully vest (other than Restricted Stock where the vesting of which is based in whole or in part upon the attainment of one or more performance goals, which shall become immediately vested to the extent of the actual attainment of the applicable performance goal) such that the Company’s right of reacquisition or repurchase as applicable, shall lapse in full effective immediately prior to, and contingent upon, the Offer Acceptance Time.

4.                                      The Holder acknowledges and agrees that following the Effective Time, the Holder shall no longer have any right to acquire any capital stock of the Company or the Surviving Corporation or Parent or any of their respective Affiliates or any other equity interest therein, and instead retains just the right to receive the Option Cash Amount, RSU Cash Amount or the Offer Price or the Merger Consideration, in respect of any Options, RSUs or Restricted Stock, respectively, subject to and in accordance with the terms of the Merger Agreement.

5.                                      Effective on and as of the date hereof, the Holder, on behalf of himself and all of his respective present, former, and future executors, administrators, predecessors, successors, assigns and heirs (collectively the “Releasors”), hereby irrevocably and forever, fully and finally, remises, releases, acquits and discharges the Company, and all of its respective and collective present, former and future affiliates, parents, subsidiaries, employees, officers, directors, associates, stockholders, owners, partners, members, managing members, investors, lenders, investment bankers, accountants, insurers, agents, independent contractors, consultants, attorneys, and all of their respective and collective present, former and future representatives, predecessors, successors and assigns, and any person or entity acting for or on behalf of the Company (collectively, the “Releasees”), of and from any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, expenses, liens, debt, orders, disputes, dues, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, from the beginning of time until the date hereof (collectively, the “Released Claims”), including any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, §§ 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, and the Sarbanes-Oxley Act of 2002, all as amended, and all other federal, state and local laws and regulations, that have been, could have been, or in the future can or might be asserted relating to the Releasors’ interest in or activities on behalf of the Company, and the Holder’s employment with the Company in any court, tribunal or proceeding (including any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws, or otherwise) by or on behalf of any of the Releasors, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity.

Each Releasee that is not a party to this Release is an express third party beneficiary hereof.

6.                                      The Released Claims will not include (a) any rights or claims arising under the Merger Agreement and related documents and agreements, (b) any claims relating to earned but unpaid salary, vacation or sick-pay, and any unreimbursed business expenses reimbursable under the Company’s expense reimbursement policies and procedures, in connection with the Holder’s employment with the Company or its affiliates, (c) rights to indemnification under the Company’s or any Company Subsidiary’s articles of incorporation or bylaws or under any indemnification agreement or insurance policy, (d) rights under any existing written Company severance or bonus agreement or plan to which Holder is a party in existence as of the date of this Agreement and provided to Parent prior to the date of this Agreement or (e) any claim that may not be released under applicable laws.  Nothing in this Release shall be construed to prohibit Holder from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

7.                                      The Holder represents, warrants and agrees that:

(a)                                 the Holder is the only record and beneficial owner of the Company Stock Awards, and has good and valid title to such Company Stock Awards, free and clear of any and all Liens (other than restrictions on transfer arising under any Stock Plan and applicable securities Laws);

(b)                                 the Holder has full power and authority to execute this Release, to submit, sell, assign, transfer and surrender without restriction such Company Stock Awards and to otherwise consummate the transactions contemplated by this Release;

(c)                                  this Release constitutes the legal, valid and binding obligation of the Holder and is enforceable against the Holder in accordance with its terms;

(d)                                 in executing and entering into this Release, the Holder is not relying and has not relied upon any representations, promises or statements made by anyone that are not recited, contained or embodied herein;

(e)                                  the Holder has not filed, caused to be filed, or presently is a party to any claim, complaint, action or other legal proceeding against the Company or any other Releasee in any forum or form;

(f)                                   the Holder has made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims or any part of any interest therein;

(g)                                  to the knowledge of the Holder, there is no legal proceeding threatened, against the Holder relating to the Company Stock Awards, the Merger Agreement, this Release or the transactions contemplated hereby or thereby;

(h)                                 the Holder is not aware of any act, failure to act, practice, policy, or activity of the Company or any other Releasee that he considers to be or to have been unlawful or potentially unlawful;

(i)                                     the Holder does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the sale or termination of the Company Stock Awards for which the Company, Parent or Merger Sub could become liable or obligated; and

(j)                                    neither the execution and the delivery of this Release, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof or thereof will (x) conflict with or violate any laws to which the Holder is subject (including, without limitation, any applicable securities laws) or (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any person the right to accelerate, terminate, modify, or cancel or require any notice under, any agreement to which the Holder is a party or by which the Holder is bound or to which any of the Holder’s assets are subject or result in the creation or imposition of a Lien on any of the Company Stock Awards.

The Holder represents that he/she/it has not made any assignment or transfer of any claim or other matter covered by Section 5 or this Section 7 and has not filed any claim or action of any kind against any Releasee relating to any matter covered by Section 5 or this Section 7, and the Holder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced or instituted, any action of any kind against any Releasee, based upon any matter released hereby.  The Holder hereby acknowledges and intends that this release shall be effective as a bar to each and every one of the claims hereinabove mentioned or implied, and expressly consents that this release shall be given full force and effect in accordance with each and every express term or provision hereof, including those (i) relating to any claims hereinabove or (ii) relating to unknown and unsuspected claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims).

The Holder acknowledges and agrees (i) that the Merger Agreement has been made available to the Holder, and the Holder has had the opportunity to consult with his, her or its tax, legal and other advisors and (ii) by execution and delivery of this Release, all agreements by and between the Holder and the Company relating in any manner to the Holder’s Company Stock Awards prior to the Effective Time shall be terminated effective as of the Effective Time and shall thereafter be of no further force or effect.

8.                                      The Holder acknowledges and agrees that all payments to the Holder in consideration for the cancellation of any Company Stock Award shall be subject to all applicable federal, foreign, provincial, state and local tax withholding requirements. The Holder acknowledges that the Company makes no guarantee as to the federal, foreign, provincial, state or local income tax treatment applicable to the Company Stock Awards, that the transactions contemplated by this Release may have adverse tax consequences to the Holder and that the Company shall not indemnify or otherwise hold harmless the Holder for the tax treatment of the Company Stock Awards or any other transaction contemplated by this Release (including for any taxes, interest or penalties resulting from the fair market value determination of Shares or under Section 409A of the Code or otherwise).  In addition, the Holder acknowledges that the Holder has evaluated the implications of entering into this Release in light of the Holder’s own personal financial situation, including risks associated therewith, and that the Holder has consulted with the Holder’s personal financial, accounting, legal and tax advisors regarding the same to the extent that the Holder deemed necessary.

9.                                      Except as otherwise required by applicable law, the Holder acknowledges and agrees that he/she/it shall not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company, any Company Subsidiary or any other Releasee, including, but not limited to, negative references to Company, any Company Subsidiary or any other Releasee’s services, policies, partners, managers, members or employees, or take any other action that may disparage Company, any Company Subsidiary or any other Releasee to the general public or the Company’s, any Company Subsidiary’s or any other Releasee’s employees, clients, suppliers or business partners.

This provision does not apply on occasions when Holder is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must respond truthfully.

10.                               If the Merger Agreement is terminated pursuant to Section 8.1 thereof, this Release shall be null and void and of no further force or effect.

11.                               The Holder shall, without additional consideration, execute and deliver such additional documents and take such additional actions as the Company may reasonably deem to be necessary or appropriate to more fully consummate the transactions contemplated by and effect the purposes of this Release.

12.                               The Holder additionally understands and agrees that this Release is not and shall not be construed to be an admission of liability of any kind on the part of the Company or any other Releasee.

13.                               A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof.  If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon the Releasors and the Releasees.

14.                               This Release shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Company to discharge the Holder, or restrict the right of the Holder to terminate his or her employment with the Company.

15.                               This Release and the Merger Agreement set forth the entire understanding of the parties with regard to the matters contemplated hereunder and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, made by the parties or any officer, employee or representative of the parties.

16.                               “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.  “Or” is used in the inclusive sense of “and/or”.

17.                               This Release shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed solely within such State, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of Delaware.

18.                               EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS RELEASE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS RELEASE.

19.                               Nothing in this Release shall confer any rights, remedies or claims upon any person or entity not a party or a permitted assignee of a party to this Release, except for the provisions of Sections 5 and 7 (which shall be for the benefit of the Releasees).

20.                               Each party shall pay its own fees and expenses in connection herewith.

21.                               If an ambiguity or question of intent or interpretation arises, this Release will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Release.

22.                               If any term, provision, agreement, covenant or restriction of this Release is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Release shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Release so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

23.                               This Release may be executed in multiple counterparts (including by means of telecopied and email PDF signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

24.                               This Release shall not be amended, altered, modified, changed or rescinded except by an instrument in writing signed by the parties hereto.

25.                               This Release shall be binding upon the parties hereto and their legal representatives, successors and assigns.

26.                               The Holder fully understands and agrees that:

(a)                                 no rights or claims are released or waived that may arise after the date this Release is signed by he/she/it; and

(b)                                 he/she/it is hereby advised to consult with an attorney before signing this Release.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Release to be executed, as of the date first above written.

JAMBA, INC.

By:
Name:
Title:

HOLDER

Name:
[Title:]

FOCUS BRANDS INC.

(solely for purposes of Sections 5 and 7)

By:
Name:
Title:

[Signature Page to Release]